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Exhibit 10.17

CREDIT AGREEMENT

dated as of September 28, 2001,

as amended and restated as of November 26, 2002

by and among

DRS TECHNOLOGIES, INC.,
as Borrower,

the Lenders referred to herein,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

TD SECURITIES (USA), INC. and
BEAR STEARNS CORPORATE LENDING, INC.,
as Syndication Agents,

and

FLEET NATIONAL BANK,
as Documentation Agent

WACHOVIA SECURITIES, INC.,
as Sole Lead Arranger and Sole Book Manager,

i

SECTION 12.3	Rights and Remedies Cumulative; Non-Waiver; etc	74
ARTICLE XIII THE ADMINISTRATIVE AGENT		74
SECTION 13.1	Appointment	74
SECTION 13.2	Delegation of Duties	75
SECTION 13.3	Exculpatory Provisions	75
SECTION 13.4	Reliance by the Administrative Agent	75
SECTION 13.5	Notice of Default	75
SECTION 13.6	Non-Reliance on the Administrative Agent and Other Lenders	76
SECTION 13.7	Indemnification	76
SECTION 13.8	The Administrative Agent in Its Individual Capacity	76
SECTION 13.9	Resignation of the Administrative Agent; Successor Administrative Agent	77
SECTION 13.10	Trustee Powers	77
SECTION 13.11	Documentation and Syndication Agent	77
ARTICLE XIV MISCELLANEOUS		77
SECTION 14.1	Notices	77
SECTION 14.2	Expenses; Indemnity	78
SECTION 14.3	Set-off	79
SECTION 14.4	Governing Law	79
SECTION 14.5	Jurisdiction and Venue	79
SECTION 14.6	Waiver of Jury Trial	80
SECTION 14.7	Reversal of Payments	80
SECTION 14.8	Injunctive Relief; Punitive Damages	80
SECTION 14.9	Accounting Matters	81
SECTION 14.10	Successors and Assigns; Participations	81
SECTION 14.11	Amendments, Waivers and Consents	84
SECTION 14.12	Performance of Duties	85
SECTION 14.13	[Reserved]	85
SECTION 14.14	All Powers Coupled with Interest	85
SECTION 14.15	Survival of Indemnities	85
SECTION 14.16	Titles and Captions	58
SECTION 14.17	Severability of Provisions	58
SECTION 14.18	Counterparts v	58
SECTION 14.19	Term of Agreement	86
SECTION 14.20	Advice of Counsel	86
SECTION 14.21	No Strict Construction	86
SECTION 14.22	Inconsistencies with Other Documents; Independent Effect of Covenants	86

EXHIBITS

Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Swingline Note
Exhibit A-3	—	Form of Term Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Notice of Account Designation
Exhibit D	—	Form of Notice of Prepayment
Exhibit E	—	Form of Notice of Conversion/Continuation
Exhibit F	—	Form of Officer's Compliance Certificate
Exhibit G	—	Form of Assignment and Acceptance
Exhibit H	—	Form of Subsidiary Guaranty Agreement
Exhibit I	—	Form of Collateral Agreement
Exhibit J	—	Form of Reaffirmation Agreement
Exhibit K-1	—	Form of Borrowing Base Certificate
Exhibit K-2	—	Form of Asset Coverage Ratio Certificate
Exhibit L	—	Form of Pledge Agreement

SCHEDULES

Schedule 1	—	Joinder Documents
Schedule 2	—	Unrestricted Subsidiaries
Schedule 7.1(a)	—	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	—	Subsidiaries and Capitalization
Schedule 7.1(i)	—	ERISA Plans
Schedule 7.1(l)	—	Material Contracts
Schedule 7.1(m)	—	Labor and Collective Bargaining Agreements
Schedule 7.1(r)	—	Owned and Leased Real Property
Schedule 7.1(t)	—	Debt, Guaranty and Bonding Obligations
Schedule 7.1(u)	—	Litigation
Schedule 11.2	—	Existing Liens
Schedule 11.3	—	Existing Loans, Advances and Investments
Schedule 11.8	—	Transactions with Affiliates

Execution Version

        CREDIT AGREEMENT, dated as of the 28th day of September, 2001, as amended and restated as of November 26, 2002, by and among DRS TECHNOLOGIES, INC., a Delaware corporation, as Borrower, the lenders who are or may become a party to this Agreement, as Lenders, WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders, TD SECURITIES (USA), INC. and BEAR STEARNS CORPORATE LENDING, INC., as Syndication Agents, and FLEET NATIONAL BANK, as Documentation Agent.

STATEMENT OF PURPOSE

        Pursuant to the Credit Agreement, dated as of September 28, 2001 (the "Original Credit Agreement"), among the Borrower and the Lenders party thereto, such existing Lenders extended certain credit facilities to the Borrower.

        The terms and conditions of the Original Credit Agreement have been amended as set forth in the (a) First Amendment, dated as of March 26, 2002, (b) Second Amendment, Waiver and Consent, dated as of May 23, 2002, and (c) Third Amendment and Consent, dated as of July 15, 2002 (collectively, the "Prior Amendments").

        In connection with the proposed Paravant Acquisition (as defined below), the Borrower has requested and the Lenders have agreed to (a) consent to the Paravant Acquisition and (b) further amend the terms and conditions of the Original Credit Agreement, as amended by the Prior Amendments, in each case subject to the terms and conditions set forth herein. In order to consolidate the changes made pursuant to the Prior Amendments and to reflect the amendments to be made in connection with the Paravant Acquisition, the Borrower and the Lenders desire to amend and restate the Original Credit Agreement, as amended by the Prior Amendments, as set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.1    Definitions.    The following terms when used in this Agreement shall have the meanings assigned to them below:

        "Account Debtor" means, with respect to any Account, any Person obligated to make payment thereunder, including, without limitation, any account debtor thereon.

        "Accounts" means all "accounts" (as now or hereafter defined in the UCC) of the Borrower or any of its Restricted Subsidiaries, including, without limitation, all present or future accounts receivable, all rights to payment of a monetary obligation, whether or not earned by performance, for property sold, leased, licensed, assigned or otherwise disposed of or to be sold, leased, licensed, assigned or otherwise disposed of, for services rendered or to be rendered, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, or arising out of the use of a credit card or charge card or information contained on or for use with any such card, all rights in any merchandise or goods which any of the same may represent, all notes receivable, health care insurance receivables (as now or hereafter defined in the UCC), book debts, notes, bills, drafts, acceptances, and all sums of money due or to become due thereon and all proceeds thereof and all rights, title, security interests and guarantees with respect to each of the foregoing.

        "Additional Term Loan" has the meaning assigned thereto in Section 4.6.

        "Additional Term Loan Commitment" means (a) as to any Lender, the obligation of such Lender to make Additional Term Loans for the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth in the Register and (b) as to all Lenders, the aggregate commitment to make Additional Term Loans. As of the Amendment and Restatement Closing Date, the aggregate Additional Term Loan Commitment is $0.

        "Additional Term Loan Effective Date" means the date, which shall be a Business Day, on or before the Additional Term Loan Termination Date, but no earlier than thirty (30) days after any Increase Notification Date, on which the Term Lenders make Additional Term Loans to the Borrower pursuant to Section 4.6.

        "Adjusted Leverage Ratio" means, as of any date, the ratio of (a) the sum of (i) Debt outstanding as of such date less (ii) the sum of (A) the outstanding amount of all Performance Based Letters of Credit and (B) so long as there are no outstanding Revolving Credit Loans funded under the Revolving Credit Facility, an amount (not to exceed $100,000,000) equal to the amount of cash and Cash Equivalents of the Borrower and its Subsidiaries immediately available to repay the obligations thereof, in each case as of such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date

        "Administrative Agent" means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.9.

        "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).

        "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary of such Person) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. On the Amendment and Restatement Closing Date, the Aggregate Commitment shall be Three Hundred Thirty Eight Million Six Hundred Thousand Dollars ($338,600,000).

        "Agreement" means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

        "Amendment and Restatement Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

        "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

        "Applicable Margin" shall have the meaning assigned thereto in Section 5.1(c).

        "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

        "Approved Fund" means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that with respect to any assignment of any Revolving Credit Commitment, such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        "Asset Coverage Ratio" means, as of any date of determination, the ratio of (a) the sum of (i) Available Cash plus (ii) the gross book value of all Accounts of the Borrower and its Restricted Subsidiaries on such date determined in accordance with GAAP plus (iii) the gross book value of all

Inventory of the Borrower and its Restricted Subsidiaries on such date determined in accordance with GAAP to (b) the aggregate outstanding amount of all Extensions of Credit as of such date.

        "Asset Coverage Ratio Certificate" means a certificate delivered by the Borrower substantially in the form of Exhibit K-2.

        "Asset Sale Proceeds" shall have the meaning assigned thereto in Section 4.4(b)(iii).

        "Assignment and Acceptance" shall have the meaning assigned thereto in Section 14.10.

        "Available Cash" means, as of any date of determination, without duplication, calculated in accordance with GAAP, the aggregate amount of all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, which such cash or Cash Equivalents are readily marketable and available without restriction or limitation for the immediate payment or repayment of Debt as of such date of determination.

        "Base Rate" means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

        "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

        "Benefited Lender" shall have the meaning assigned thereto in Section 5.6.

        "Bonding Obligations" means, with respect to the Borrower or any Restricted Subsidiary thereof, without duplication, the face amount (including, without limitation, any contingent obligations arising in connection therewith), of any surety, performance or other bond issued at the request of or delivered by the Borrower or any Restricted Subsidiary thereof in the ordinary course of business to any other Person owed any contractual or other obligation (other than for borrowed money or other Debt) by such Borrower or Restricted Subsidiary thereof to secure the performance of such contractual or other obligations or otherwise benefit such Person to whom such contractual or other obligations are owed. All outstanding Bonding Obligations as of the Amendment and Restatement Closing Date are set forth on Schedule 7.1(t).

        "Borrower" means DRS Technologies, Inc., a Delaware corporation.

        "Borrowing Base" means, at any date of determination thereof, an amount equal to the sum of (a) ninety percent (90%) of Eligible Accounts Receivable, plus (b) fifty percent (50%) of Eligible Unbilled Receivables, plus (c) fifty percent (50%) of Eligible Inventory.

        "Borrowing Base Certificate" means each certificate delivered by the Borrower substantially in the form of Exhibit K-1.

        "Borrowing Limit" means, at any date of determination thereof, an amount equal to the lesser of (a) the Borrowing Base and (b) the Revolving Credit Commitment of all Lenders.

        "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

        "Calculation Date" shall have the meaning assigned thereto in Section 5.1(c).

        "Capital Asset" means, with respect to the Borrower and its Restricted Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

        "Capital Expenditures" means with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Restricted Subsidiaries during such period, as determined in accordance with GAAP.

        "Capital Lease" means any lease of any property by the Borrower or any of its Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

        "Cash Equivalents" shall have the meaning assigned thereto in Section 11.3(b).

        "Change in Control" shall have the meaning assigned thereto in Section 12.1(i).

        "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

        "Collateral" means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

        "Collateral Agreement" means the collateral agreement dated as of September 28, 2001, entered into by the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified prior to the date hereof, by the Existing Joinder Documents or otherwise, as reaffirmed pursuant to the Reaffirmation Agreement and as otherwise amended, restated, supplemented or otherwise modified from time to time hereafter.

        "Commitment" means, as to any Lender, the sum of such Lender's Revolving Credit Commitment and applicable Term Loan Commitment as set forth in the Register, as such Commitment may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.

        "Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all the Lenders.

        "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

        "Credit Facility" means, collectively, the Revolving Credit Facility, the Term Loan Facility and the L/C Facility.

        "Debt" means, with respect to the Borrower and its Restricted Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (c) all obligations of any such Person as lessee under Capital Leases to the extent such obligations are required to be capitalized in accordance with GAAP, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker's acceptances issued for the account of any such Person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of such Person and, (h) all net payment obligations incurred by any such Person pursuant to Hedging Agreements; provided, however, that Bonding Obligations shall not be considered Debt.

        "Default" means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

        "Disputes" shall have the meaning set forth in Section 14.5(b).

        "Dollars" or "$" means, unless otherwise qualified, the lawful currency of the United States.

        "Dollar Equivalent" means, at any time of determination, (a) with respect to any L/C Obligation denominated in Dollars, the amount thereof and (b) with respect to any L/C Obligation denominated in a currency other than Dollars, the amount of Dollars which is equivalent to the amount of such L/C

Obligation at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at such time of determination.

        "Domestic Subsidiary" means any direct or indirect subsidiary of the Borrower organized under the laws of the United States, the law of any State thereof or the laws of Puerto Rico.

        "EBITDA" means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization and depreciation, (iv) expenses related to the transactions contemplated under this Agreement, (v) extraordinary losses and (vi) non-cash minority interest deductions, less (c) interest income and any extraordinary gains, plus (d) Pro Forma EBITDA, plus (e) non-recurring charges to the extent that such non-recurring charges are reasonably satisfactory to the Administrative Agent and such non-recurring charges do not exceed 7.5% of Consolidated EBITDA (including Pro Forma EBITDA) for the period for which such charges are to be added back plus (f) for any measurement period ending during the Fiscal Year ending March 31, 2003, $2,500,000, reflecting the amount paid by DRS Photronics, Inc. pursuant to its settlement agreement with the federal government in connection with United States v. Tress; provided, that as of the fiscal quarters ending on each of the dates set forth below, EBITDA for the four (4) consecutive fiscal quarter period ending on such date shall be increased to reflect historical EBITDA attributable to the Borrower's acquisition of the Navy Controls Division of Eaton Corp. by the below amount corresponding to such fiscal quarter end:

Date	Amount
December 31, 2002	$5,850,000
March 31, 2003	$2,925,000

and provided further, that following the closing of the Paravant Merger, as of the fiscal quarters ending on each of the dates set forth below, EBITDA for the four (4) consecutive fiscal quarter period ending on such date shall be increased to reflect historical EBITDA attributable to Paravant by the below amount corresponding to such fiscal quarter end:

Date	Amount
December 31, 2002	$10,600,000
March 31, 2003	$7,950,000
June 30, 2003	$5,300,000
September 30, 2003	$2,650,000

          (In the event the Paravant Merger does not close on or prior to December 31, 2002, the foregoing schedule of EBITDA increases may be modified with the mutual agreement of the Borrower and the Administrative Agent to reflect such revised closing date.)

        "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $500,000,000, (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, (f) any Affiliate of the assigning Lender, (g) any Approved Fund or (h) any other Person that has been approved in writing as an Eligible Assignee by the Borrower (other than upon the occurrence and during the continuance of any Default or Event of Default) and the Administrative Agent.

        "Eligible Accounts Receivable" means, at any date of determination thereof, any bona fide Account created or acquired by the Borrower or any Restricted Subsidiary thereof in the ordinary course of their business as presently conducted, for which the Account Debtor has been billed and which Account satisfies and continues to satisfy the following requirements:

            (i)    The Account is a bona fide existing obligation of the named Account Debtor arising from the rendering of services or the sale and delivery of merchandise to such Account Debtor in the ordinary course of business on terms that are normal and customary in the business of the Borrower or its Restricted Subsidiaries and is actually and absolutely owing to the Borrower or a Restricted Subsidiary of the Borrower and is not contingent for any reason and such Borrower or such Restricted Subsidiary has lawful and absolute title to such Account;

            (ii)   The Account does not arise out of transactions with an employee, officer, agent, director, stockholder or other Affiliate of the Borrower or any Restricted Subsidiary thereof;

            (iii)  The Account is evidenced by an invoice and has not remained unpaid for a period exceeding ninety (90) days or more beyond the invoice date of the invoice;

            (iv)  The Account is not due from an Account Debtor whose debt on Accounts that are unpaid ninety (90) days or more after the invoice date of the respective invoices exceeds fifty percent (50%) of such Account Debtor's total debt to the Borrower and its Restricted Subsidiaries;

            (v)   The Account is a valid, legally enforceable obligation of the named Account Debtor and no offset (including without limitation discounts, advertising allowances, counterclaims or contra accounts) or other defense on the part of such named Account Debtor or any claim on the part of such Account Debtor denying liability thereunder has been asserted; provided, however, that if the Account is subject to any such offset, defense or claim, or any inventory related thereto has been returned, such Account shall not be an Eligible Account Receivable only to the extent of the maximum amount of such offset, defense, claim or return and the balance of such Account, if it otherwise represents a valid, uncontested and legally enforceable obligation of the Account Debtor and meets all of the other criteria for eligibility set forth herein, shall be considered an Eligible Account Receivable;

            (vi)  The named Account Debtor is not the subject of any bankruptcy or insolvency proceeding of any kind;

            (vii) The services giving rise to such Account have been performed (unless billing prior to such services having been performed is permitted under the agreement with the named Account Debtor) or the subject merchandise has been shipped or delivered on open Account to the named Account Debtor on an absolute sale basis and not on a bill-and-hold, consignment, sale on approval or subject to any other repurchase or return agreement and no material part of the subject goods has been returned;

            (viii) Other than pursuant to the Security Documents, the Account is not subject to any Lien or security interest whatsoever, including any Account owed pursuant to any contractual or other obligation of the Borrower or any Restricted Subsidiary thereof subject to any Bonding Obligation;

            (ix)  The Account is not evidenced by chattel paper or an instrument of any kind;

            (x)   The Account is not due from an Account Debtor, except for the United States government, its branches and its agencies, whose total debt to the Borrower and its Restricted Subsidiaries, on a Consolidated basis, on Accounts exceeds fifteen percent (15%) of the aggregate amount of the Eligible Accounts Receivable; provided, however, that the Account shall not be an Eligible Account Receivable only to the extent of such excess, if it otherwise represents a valid, uncontested and legally enforceable obligation of the named Account Debtor and meets all of the other criteria for eligibility set forth herein;

            (xi)  The Account is not due pursuant to a Governmental Contract with respect to which the aggregate amount of all Accounts due under such Governmental Contract to the Borrower and its Subsidiaries, on a Consolidated basis, exceeds fifteen percent (15%) of the aggregate amount of the Eligible Accounts Receivable; provided, however, that the Account shall not be an Eligible Account Receivable only to the extent of such excess, if it otherwise represents a valid, uncontested and legally enforceable obligation of the Account Debtor and meets all of the other criteria for eligibility set forth herein;

            (xii) The Account has not been turned over to any Person that is not a Restricted Subsidiary or Affiliate of the Borrower for collection;

            (xiii) The Administrative Agent has not determined, in good faith in its reasonable discretion in accordance with its internal credit policies and after fifteen (15) days notice to the Borrower that (A) collection of the Account is insecure or (B) the Account may not be paid by reason of the named Account Debtor's financial inability to pay;

            (xiv) The Account is not with a customer located in any state denying creditors access to said state's courts in the absence of a notice of business activities report or other similar filing, unless the Borrower, its Restricted Subsidiaries and Affiliates have either qualified as a foreign corporation authorized to transact business in such state or has filed a notice of business activities report or similar filing with the applicable state agency for the then current year;

            (xv) With respect to any Account, which is payable to a Foreign Subsidiary (any such Account, a "Foreign Account"), the amount of such Foreign Account is reported in Dollars (irrespective of the currency in which such Account is payable) on the applicable Borrowing Base Certificate; provided that no more than thirty percent (30%) of the aggregate amount of all Eligible Accounts Receivable at any one time shall be Foreign Accounts; and

            (xvi) In addition to the foregoing, with respect to Accounts arising out of a Governmental Contract, the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses to payment on the part of the United States or any state governmental authority.

        "Eligible Inventory" means, at any date of determination, any Inventory of the Borrower or any Restricted Subsidiary thereof that satisfies and continues to satisfy each of the following requirements:

          (a)   Any warranty or representation contained in this Agreement or any of the other Loan Documents applicable either to Inventory in general or to any specific Inventory remains true and correct in all material respects with respect to such Inventory;

          (b)   If the Inventory is located in a public warehouse, the Administrative Agent shall have received a control agreement, in form and substance reasonably satisfactory to the Administrative Agent;

          (c)   The Inventory is not under consignment to or from any Person;

          (d)   The Inventory is free from defects which would materially and adversely affect the market value thereof;

          (e)   The Inventory meets in all material respects all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, and is either currently useable or currently saleable in the normal course of the Borrower's or any Restricted Subsidiary's business;

          (f)    The Inventory was produced in accordance with the Fair Labor Standards Act and is not subject to the "hot goods" provisions contained in 29 U.S.C. § 215 or any successor statute or section;

          (g)   The Inventory is not obsolete or currently unfit for use or sale in the ordinary course of the business of the Borrower or any Restricted Subsidiary thereof;

          (h)   Other than pursuant to the Security Documents, the Inventory is not subject to any Lien or security interest whatsoever; provided that for purposes hereof, any Inventory subject to a progress payment shall not be considered to be subject to a Lien or security interest.

          (i)    If the Inventory has been purchased with a trade letter of credit, all reimbursement and similar obligations with respect to such trade letter of credit has been paid in full;

          (j)    With respect to any Inventory located outside of the United States (any such Inventory, "Foreign Inventory"), no more than thirty percent (30%) of the aggregate amount of all Eligible Inventory at any one time shall be Foreign Inventory; and

          (k)   The Administrative Agent has not determined, in good faith in its reasonable discretion in accordance with its internal credit policies, that the Inventory is otherwise ineligible.

        "Eligible Unbilled Receivables" means, at any date of determination thereof, any Account (i) which is an Eligible Accounts Receivable, but for the fact such Account has not been invoiced (a) as a result of normal frequency of billing under the particular contract, or (b) as a result of government delays in the preparation of contract documents and (ii) which will be invoiced within ninety (90) days of the "as of" date of the particular Borrowing Base Certificate setting forth such Account.

        "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

        "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

        "Environmental Laws" means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

        "ERISA Affiliate" means any Person who, together with the Borrower, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

        "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

        "Event of Default" means any of the events specified in Section 12.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

        "Excess Cash Flow" means, for any period of determination, the sum of (a) EBITDA for such period (determined by adding back thereto any amounts deducted in determining Net Income for such period that were paid, incurred or accrued by Borrower or any of its Restricted Subsidiaries in violation of any of the other provisions of this Agreement), minus (b) income and franchise taxes (paid or payable in cash) and (to the extent permitted hereunder) Interest Expense (paid or payable in cash) minus (c) all principal payments made in respect of Debt during such period, to the extent permitted hereunder (excluding Excess Cash Flow payments pursuant to Section 4.4(b)(vii)) minus (d) all Capital Expenditures made in cash during such period, to the extent permitted hereunder, minus (e) non-scheduled principal payments of Term Loans (excluding Excess Cash Flow payments pursuant to Section 4.4(b)(v)) and plus or minus (as applicable) (f) changes in working capital.

        "Excess Proceeds" shall have the meaning assigned thereto in Section 4.4(b)(vii).

        "Existing Foreign Currency Letter of Credit" means letter of credit number 866287 issued by Mellon Bank, N.A. in the face amount of £750,000.

        "Existing Joinder Documents" means each agreement and instrument listed on Schedule 1 hereto.

        "Existing Letters of Credit" means those letters of credit issued by Mellon Bank, N.A. and existing on the Closing Date and identified on Schedule 7.1(t).

        "Extensions of Credit" means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender's Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender's Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of all Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

        "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

        "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" means a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

        "Fiscal Year" means the fiscal year of the Borrower and its Restricted Subsidiaries ending on March 31.

        "Fixed Charges" means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP:

(a) Interest Expense (paid in cash), (b) scheduled principal payments with respect to Debt, and (c) cash taxes.

        "Foreign Accounts" shall have the meaning assigned thereto in clause (vii) of the definition of Eligible Accounts Receivable.

        "Foreign Subsidiary" means any direct or indirect subsidiary of the Borrower that is not a Domestic Subsidiary.

        "GAAP" means United States generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated.

        "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

        "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Governmental Contract" means a contract between the Borrower and an agency, department or instrumentality of the United States or any state Governmental Authority in the United States where such Borrower is the prime contractor.

        "Guaranty Obligation" means, with respect to the Borrower and its Restricted Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) guarantees by the Borrower or any Restricted Subsidiary thereof of any non-Debt obligations of the Borrower or any Restricted Subsidiary thereof.

        "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

        "Hedging Agreement" means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

        "Increase Notification" means the written notice by the Borrower of its desire to increase the Term Loan Commitment pursuant to Section 4.6.

        "Increase Notification Date" means the date on which the Increase Notification is received by the Administrative Agent.

        "Initial Term Loan Commitment" means (a) as to any Lender, the obligation of such Lender to make Initial Term Loans for the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth in the Register and (b) as to all Lenders, the aggregate commitment to make Initial Term Loans. As of the Original Closing Date, the Initial Term Loan Commitment was $140,000,000, and as of the Amendment and Restatement Closing Date (after giving effect to repayments of the Initial Term Loans prior to such date) the Initial Term Loan Commitment is $138,600,000.

        "Initial Term Loans" means the term loans made to the Borrower by the Lenders pursuant to Section 4.1(a) on the Original Closing Date and shall not include any of the Supplemental Term Loans made to the Borrower pursuant to Section 4.1(b) or any of the Additional Term Loans made to the Borrower pursuant to Section 4.6.

        "Insurance and Condemnation Proceeds" shall have the meaning assigned thereto in Section 4.4(b)(iv).

        "Interest Expense" means, with respect to the Borrower and its Restricted Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Restricted Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

        "Interest Period" shall have the meaning assigned thereto in Section 5.1(b).

        "Interest Rate Contract" means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

        "Inventory" means all "inventory" (as now or hereafter defined in the UCC) of the Borrower or any Restricted Subsidiary, including, without limitation, all raw materials, inventory and other materials and supplies, work-in-process, finished goods, all accessions thereto, documents therefor and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto.

        "ISP98" means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

        "Issuing Lender" means (a) with respect to Letters of Credit issued hereunder after the Original Closing Date, Wachovia, in its capacity as issuer thereof, or any successor thereto and (b) with respect to the Existing Letters of Credit, Mellon Bank, N.A.

        "Issuing Lender" means with respect to Letters of Credit issued hereunder, Wachovia, in its capacity as issuer thereof, or any successor thereto.

        "L/C Commitment" means Seventy-Five Million Dollars ($75,000,000).

        "L/C Facility" means the letter of credit facility established pursuant to Article III.

        "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

        "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

        "Lender" means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 4.6 or Section 14.10.

        "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Revolving Credit Commitment Percentage or applicable Term Loan Percentage, as applicable, of the Extensions of Credit.

        "Letters of Credit" means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

        "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Dow Jones Market Screen 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Dow Jones Market Screen 3750, then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

        "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR 1.00-Eurodollar Reserve Percentage

        "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

        "Lien" means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

        "Loan Documents" means, collectively, this Agreement, the Notes, the Applications, the Security Documents, each joinder agreement executed pursuant to Section 9.11 and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

        "Loans" means the collective reference to the Revolving Credit Loans, the Term Loans, the Swingline Loans, and "Loan" means any of such Loans.

        "Material Adverse Effect" means, with respect to the Borrower or any of its Restricted Subsidiaries (or prior to the consummation of the Paravant Merger, Paravant or any of its Subsidiaries), a material adverse effect on (i) the properties, business, prospects, operations or condition (financial or otherwise) of such Persons, taken as a whole, or (ii) the ability of such Persons, taken as a whole, to perform their obligations under the Loan Documents in each case to which they are parties.

        "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Restricted Subsidiaries involving monetary liability of or to any Person in an amount in excess of $5,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Restricted Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

        "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

        "Net Cash Proceeds" means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries from such sale less the sum of (i) all income taxes and other taxes assessed by (or reasonably anticipated to be payable to) a Governmental Authority as a result of such sale and any other fees and expenses incurred in connection therewith, (ii) net reserves required in accordance with GAAP in connection with such sale and (iii) the principal amount of, and premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale, (b) with respect to any offering of capital stock or issuance of Debt, the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries therefrom less all reasonable legal, underwriting and other reasonable fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or its Restricted Subsidiaries from an insurance company or Governmental Authority, as applicable, net of all reasonable expenses of collection.

        "Net Income" means, with respect to the Borrower and its Restricted Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or that Person's assets are acquired by such Person or any of its Restricted Subsidiaries.

        "New Lender" shall have the meaning assigned thereto in Section 4.6(b).

        "Notes" means the collective reference to the Revolving Credit Notes, the Term Notes and Swingline Note, and "Note" means any of such Notes.

        "Notice of Account Designation" shall have the meaning assigned thereto in Section 2.3(b).

        "Notice of Borrowing" shall have the meaning assigned thereto in Section 2.3(a).

        "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 5.2.

        "Notice of Prepayment" shall have the meaning assigned thereto in Section 2.4(c).

        "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender hereunder at the time such Hedging Agreement is executed, (all such obligations with respect to any such Hedging Agreement, "Hedging Obligations") and (d) all other fees and commissions (including attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Restricted Subsidiaries to the Lenders or the Administrative Agent, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

        "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 8.2.

        "Original Closing Date" means September 28, 2001.

        "Other Taxes" shall have the meaning assigned thereto in Section 5.11(b).

        "Paravant" means Paravant Inc., a Florida corporation.

        "Paravant Acquisition" means, collectively, the acquisition of all of the issued and outstanding shares of common stock of Paravant pursuant to the Paravant Tender Offer and the subsequent Paravant Merger.

        "Paravant Merger" means the merger of Prince Merger Corporation with and into Paravant, pursuant to the terms and conditions of the Paravant Merger Agreement.

        "Paravant Merger Agreement" means the Agreement and Plan of Merger, dated as of October 23, 2002, among the Borrower, Prince Merger Corporation (a Wholly-Owned Subsidiary of the Borrower) and Paravant, as amended, modified or supplemented from time to time with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

        "Paravant Tender Offer" means the Tender Offer made by Prince Merger Corporation for all of the issued and outstanding shares of Paravant common stock pursuant to the Offer to Purchase, dated October 28, 2002.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

        "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

        "Performance Based Letters of Credit" means standby Letters of Credit issued to ensure the performance of services and/or delivery of goods by or on behalf of the Borrower.

        "Permitted Acquisition" means any acquisition permitted by Section 11.3(d).

        "Permitted Acquisition Consideration" means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or capital stock of the Borrower, net of the applicable acquired company's cash (including Cash Equivalents) balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Restricted Subsidiaries in order to consummate the applicable Permitted Acquisition.

        "Permitted Acquisition Documents" means the merger, stock and/or asset purchase documents entered into in connection with any Permitted Acquisition.

        "Permitted Lien" means any Lien permitted pursuant to Section 11.2 hereof.

        "Permitted Subordinated Debt" means Subordinated Debt consisting of high-yield notes or convertible notes issued on terms and conditions (including subordination provisions) reasonably satisfactory to the Administrative Agent and consistent with then-current market terms and conditions of such tenor of Subordinated Debt.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

        "Pledge Agreement" means the collective reference to the pledge agreements entered into by the Borrower (or applicable Restricted Subsidiary thereof) in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit L hereto, as amended, restated, supplemented or otherwise modified prior to the date hereof, by the Existing Joinder Documents or otherwise, as reaffirmed pursuant to the Reaffirmation Agreement and as otherwise amended, restated, supplemented or otherwise modified from time to time hereafter.

        "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

        "Pro Forma EBITDA" means, with respect to any Person acquired in connection with a Permitted Acquisition consummated during any calculation period, EBITDA of such acquired Person calculated on a pro forma basis as of the first day of such calculation period.

        "Purchasing Lender" shall have the meaning assigned thereto in Section 14.10.

        "Reaffirmation Agreement" means the Reaffirmation Agreement, of even date herewith, among the Borrower, its Domestic Subsidiaries that are Restricted Subsidiaries and the Administrative Agent (for the ratable benefit of itself and the Lenders), substantially in the form of Exhibit J, as amended, restated, supplemented or otherwise modified from time to time.

        "Register" shall have the meaning assigned thereto in Section 14.10(d).

        "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

        "Required Lenders" means, at any date, any combination of Lenders holding at least fifty-one percent (51%) of each of (a) the Revolving Credit Commitment (or, if the Revolving Credit Facility has been terminated, any combination of Lenders holding at least fifty-one percent (51%) of the aggregate outstanding Extensions of Credit thereunder) and (b) the aggregate outstanding Extensions of Credit under the Term Loan Facility.

        "Responsible Officer" means any of the following: the chief executive officer, chief financial officer or corporate controller of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent.

        "Restricted Paravant Entities" means Paravant and each of its Wholly-Owned Subsidiaries.

        "Restricted Subsidiaries" means all Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

        "Revolving Credit Commitment" means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans for the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth in the Register, as such Revolving Credit Commitment may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Amendment and Restatement Closing Date shall be $125,000,000.

        "Revolving Credit Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Revolving Credit Commitments of all Lenders.

        "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II.

        "Revolving Credit Loans" means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

        "Revolving Credit Maturity Date" means the earliest of the dates referred to in Section 2.7.

        "Revolving Credit Notes" means the collective reference to the revolving credit promissory notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Loans, and any amendments, supplements and modifications thereto, any substitutions therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Revolving Credit Note" means any of such Revolving Credit Notes.

        "Security Documents" means the collective reference to the Subsidiary Guaranty Agreement, the Collateral Agreement, the Pledge Agreement, the Reaffirmation Agreement and each other agreement or writing pursuant to which the Borrower or any Restricted Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified prior to the date hereof, by the Existing Joinder Documents or otherwise, as reaffirmed pursuant by the Reaffirmation Agreement and as otherwise amended, restated, supplemented or otherwise modified from time to time hereafter.

        "Sensors Acquisition" means the acquisition by the Borrower of the assets and business of the Sensors and Electronic Systems Organization business unit of The Boeing Company, pursuant to the terms and conditions of the Sensors Purchase Agreement.

        "Sensors Purchase Agreement" means the Asset Purchase Agreement between The Boeing Company and the Borrower dated as of August 3, 2001, as amended, modified or otherwise supplemented.

        "Solvent" means, as to the Borrower and its Restricted Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

        "Subordinated Debt" means the collective reference to (a) Permitted Subordinated Debt and (b) any other Debt of the Borrower or any Restricted Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are reasonably satisfactory to the Required Lenders.

        "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

        "Subsidiary Guaranteed Obligations" means the collective reference to the guaranteed obligations of each of the Restricted Subsidiaries party to the Subsidiary Guaranty Agreement.

        "Subsidiary Guarantors" means the collective reference to the Domestic Subsidiaries of the Borrower who are Restricted Subsidiaries executing the Subsidiary Guaranty Agreement.

        "Subsidiary Guaranty Agreement" means the unconditional guaranty dated as of September 28, 2001 entered into by each of the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified prior to the date hereof, by the Existing Joinder Documents or otherwise, as reaffirmed by the Reaffirmation Agreement and as otherwise amended, restated, supplemented or otherwise modified from time to time hereafter.

        "Supplemental Term Loan Commitment" means (a) as to any Lender, the obligation of such Lender to make Supplemental Term Loans for the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth in the Register and (b) as to all Lenders, the aggregate commitment to make Supplemental Term Loans. As of the Amendment and Restatement Closing Date, the aggregate Supplemental Term Loan Commitment is $75,000,000.

        "Supplemental Term Loans" means the term loans to be made to the Borrower by the Lenders pursuant to Section 4.1(b) on the Amendment and Restatement Closing Date.

        "Swingline Commitment" means the lesser of (a) Five Million Dollars ($5,000,000) and (b) the Revolving Credit Commitment.

        "Swingline Facility" means the swingline facility established pursuant to Section 2.2.

        "Swingline Lender" means Wachovia in its capacity as swingline lender hereunder.

        "Swingline Loan" means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

        "Swingline Note" means the swingline promissory note made by the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments, supplements and modifications thereto, any substitutions therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

        "Swingline Termination Date" means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 13.9 and (b) the Revolving Credit Maturity Date.

        "Taxes" shall have the meaning assigned thereto in Section 5.11(a).

        "Term Loan Commitment" means (a) as to any Lender, the obligation of such Lender to make Initial Term Loans, Supplemental Term Loans and/or Additional Term Loans, as applicable, for the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth in the Register, as such applicable Term Loan Commitment may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment to make all such Term Loans.

        "Term Loan Facility" means the term loan facility established pursuant to Article IV.

        "Term Loan Increase Termination Date" means the first to occur of (a) November 26, 2004, (b) the date of termination pursuant to Section 12.2(a), or (c) the date of repayment in full of the outstanding Term Loans pursuant to Section 4.4.

        "Term Loan Maturity Date" means the first to occur of (a) September 30, 2008, (b) the date of termination pursuant to Section 12.2(a), or (c) the date of repayment in full of the outstanding Term Loans pursuant to Section 4.4.

        "Term Loan Percentage" means, as to any Lender, as applicable, after the applicable Term Loans are made, the ratio of (a) the outstanding principal balance of such Term Loan or Term Loans of such Lender to (b) the aggregate outstanding principal balance of all such Term Loans of all Lenders.

        "Term Loans" means the Initial Term Loans previously made and the Supplemental Term Loans to be made to the Borrower by the Lenders pursuant to Section 4.1 and all Additional Term Loans made to the Borrower pursuant to Section 4.6.

        "Term Notes" means the term promissory notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit A-3 hereto, evidencing the Debt incurred by the Borrower pursuant to the Term Loan Facility, and any amendments, modifications and supplements thereto, any substitutions therefor, and any replacement, restatements, renewals or extensions thereof, in whole or in part.

        "Termination Event" means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a "Reportable Event" described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (h) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

        "Total Leverage Ratio" means, as of any date, the ratio of (a) the sum of (i) Debt outstanding as of such date less (ii) the outstanding amount of all Performance Based Letters of Credit to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

        "Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

        "Unrestricted Subsidiary" means any Subsidiary of the Borrower set forth on Schedule 2 hereto.

        "UCC" means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

        "United States" means the United States of America.

        "Wachovia" means Wachovia Bank, National Association, a national banking association, and its successors.

        "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors' qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

        SECTION 1.2    General.    Unless otherwise specified, a reference in this Agreement to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection,

Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

  SECTION 1.3    Other Definitions and Provisions.

        (a)   Use of Capitalized Terms.    Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

        (b)   Miscellaneous.    The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

REVOLVING CREDIT FACILITY

        SECTION 2.1    Revolving Credit Loans.    Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Amendment and Restatement Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the sum of the aggregate amount of all outstanding Revolving Credit Loans (after giving effect to the amount requested and the use of the proceeds thereof to repay Extensions of Credit hereunder), Swingline Loans and L/C Obligations from any Lender to the Borrower shall at no time exceed such Lender's Revolving Credit Commitment and (b) no borrowing of Revolving Credit Loans shall be made if, immediately after giving effect thereto and the use of the proceeds thereof to repay Extensions of Credit hereunder, the aggregate principal amount of Revolving Credit Loans then outstanding plus (i) all outstanding Swingline Loans plus (ii) the aggregate principal amount of all outstanding L/C Obligations would exceed the then applicable Borrowing Limit. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

  SECTION 2.2    Swingline Loans.

        (a)    Availability.    Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Amendment and Restatement Closing Date through, but not including, the Swingline Termination Date; provided, that the Swingline Lender shall have no obligation to make any Swingline Loan, if, after giving effect to any amount requested and the use of the proceeds thereof to repay Extensions of Credit hereunder, (a) the aggregate principal amount of all Swingline Loans then outstanding would exceed the Swingline Commitment or (b) the aggregate principal amount of all Revolving Credit Loans then outstanding plus the aggregate principal amount of all Swingline Loans then outstanding plus the L/C Obligations then outstanding would exceed the then applicable Borrowing Limit.

        (b)   Refunding.

            (i)  Swingline Loans shall be refunded by the Lenders (which for such purpose shall include the Swingline Lender in its capacity as a Lender having a Revolving Credit Commitment) on demand by the Swingline Lender. Subject to clause (a) of the proviso to the initial sentence of Section 2.1 hereof, such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans (as Base Rate Loans) as required to repay Swingline Loans outstanding to the Swingline Lender upon demand to such Lender by telecopier (or by telephone promptly confirmed by telecopier) by the Swingline Lender but in no event later than 2:00 p.m. (Charlotte time) on the next succeeding Business Day after such demand is made. No Lender's obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender's failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender's Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

           (ii)  The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.5 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable); provided that with respect to any Swingline Loan, no Lender shall be required to fund more than its Revolving Credit Commitment Percentage of such Swingline Loan.

          (iii)  Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VII at the time of refunding. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 12.1(j) or (k) shall have occurred, each Lender will (subject to clause (a) of the proviso to the initial sentence of Section 2.1 hereof), on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds at the office of the Swingline Lender, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender's participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will promptly distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded).

  SECTION 2.3    Procedure for Advances of Revolving Credit and Swingline Loans.

        (a)    Requests for Borrowing.    The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $2,500,000 or a whole multiple of $100,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $2,500,000 or a whole multiple of $100,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $50,000 or a whole multiple of $50,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) whether the Revolving Credit Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing by telecopier (or by telephone promptly confirmed by telecopier).

        (b)   Disbursement of Revolving Credit and Swingline Loans.    Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, subject to the terms and conditions of this Agreement, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date; provided that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a "Notice of Account Designation") delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

  SECTION 2.4    Repayment of Loans.

        (a)    Repayment on Termination Date.    The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) and otherwise in full on the Revolving Credit Maturity Date, together, in each case, with all accrued but unpaid interest thereon.

        (b)   Mandatory Repayment of Revolving Credit Loans.

            (i)  If at any time the Asset Coverage Ratio as set forth on the most recently delivered Asset Coverage Ratio Certificate and adjusted on a pro forma basis for all Extensions of Credit made and/or repaid since the date of the financial information used to determine such Asset Coverage Ratio is less than 1.00 to 1.00, the Borrower agrees to immediately repay the principal amount of outstanding Revolving Credit Loans in an amount sufficient to cause the Asset Coverage Ratio (determined on a pro forma basis after giving effect to such payment) to equal or exceed 1.00 to 1.00.

           (ii)  If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Borrowing Limit, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired Dollar Equivalent amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 12.2(b)).

        (c)   Optional Repayments.    The Borrower may at any time and from time to time repay the Revolving Credit Loans and Swingline Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day's irrevocable notice with respect to Base Rate Loans and Swingline Loans, substantially in the form attached hereto as Exhibit D (a "Notice of Prepayment") specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender by telecopier (or by telephone promptly confirmed by telecopier). If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $2,500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,500,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Rate Loans and $50,000 or a whole multiple of $50,000 in excess thereof with respect to Swingline Loans. Each such repayment shall be accompanied by an amount required to be paid pursuant to Section 5.9 hereof.

        (d)   Limitation on Repayment of LIBOR Rate Loans.    The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

        (e)   Hedging Agreements.    No repayment or prepayment pursuant to this Section 2.4 shall affect any of the Borrower's obligations under any Hedging Agreement.

  SECTION 2.5    Notes.

        (a)    Revolving Credit Notes.    Except as otherwise provided in Section 14.10 (a) - (e), each Lender's Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a separate Revolving Credit Note executed by the Borrower payable to the order of such Lender.

        (b)    Swingline Notes.    The Swingline Loans and the obligation of the Borrower to repay such Swingline Loans shall be evidenced by a Swingline Note executed by the Borrower payable to the order of the Swingline Lender.

        SECTION 2.6    Permanent Reduction of the Revolving Credit Commitment.

        (a)    Voluntary Reduction.    The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days' prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $2,000,000 or any whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice, the Administrative Agent shall promptly notify each of the Lenders thereof by telecopier (or by telephone promptly confirmed by telecopier). The amount of each partial permanent reduction shall permanently reduce the Lenders' Revolving Credit Commitments pro rata in accordance with their respective Revolving Credit Commitment Percentages.

        (b)    Mandatory Reduction.    The Revolving Credit Commitment shall be permanently reduced on the date of the required prepayment under Section 4.4(b)(vii) by an amount equal to the amount of such Excess Proceeds as referred to in such Section 4.4(b)(vii), to the extent a corresponding prepayment was made pursuant to Section 4.4(b)(iii).

        (c)    Corresponding Payment.    Each permanent reduction permitted or required pursuant to this Section 2.6 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired Dollar Equivalent amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 12.2(b). If any reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

        SECTION 2.7    Termination of Revolving Credit Facility.    The Revolving Credit Facility shall terminate on the earliest of (a) September 30, 2006, (b) the date of termination by the Borrower pursuant to Section 2.6, or (c) the date of termination pursuant to Section 12.2(a).

ARTICLE III

LETTER OF CREDIT FACILITY

        SECTION 3.1    L/C Commitment.    Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit for the account of the Borrower on any Business Day from the Amendment and Restatement Closing Date through but not including the ninetieth (90th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the then applicable Borrowing Limit. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (other than the Existing Foreign Currency Letter of Credit) or in an amount less than $100,000 if approved in writing by the Administrative Agent in its sole discretion, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Restricted Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than ninety (90) Business Days prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

        SECTION 3.2    Procedure for Issuance of Letters of Credit.    The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent's Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VII hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender's L/C Participation therein by telecopier (or by telephone promptly confirmed by telecopier).

        SECTION 3.3    Commissions and Other Charges.

        (a)    The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.

        (b)    In addition to the foregoing commission, the Borrower shall pay the Issuing Lender an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by 0.125% per annum; provided, that such issuance fee shall not be payable with respect to the Existing Letter of Credit. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date.

        (c)    In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

        SECTION 3.4    L/C Participations.

        (a)    The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees (subject to clause (a) of the proviso to the initial sentence of Section 2.1 hereof) to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to the Dollar Equivalent of such L/C Participant's Revolving Credit Commitment Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall (subject to clause (a) of the proviso to the initial sentence of Section 2.1 hereof) pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to the Dollar Equivalent of such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that with respect to any draft under any Letter of Credit, no Lender shall be required to fund more than its Revolving Credit Commitment Percentage of such draft.

        (b)    Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant by telecopier (or by telephone promptly confirmed by telecopier) of the amount and due date (which shall not be less than one (1) Business Day after the giving of such notice) of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b) and subject to the second parenthetical of the first sentence of this subsection (b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

        (c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

        SECTION 3.5    Reimbursement Obligation of the Borrower.    In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan or a Swingline Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the Dollar Equivalent amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan or, if less than the minimum amount for such Loan, a Swingline Loan, bearing interest at the Base Rate on such date in the Dollar Equivalent amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and (not later than one (1) Business Day after being given notice thereof by the Administrative Agent by telecopier (or by telephone promptly confirmed by telecopier)) the Lenders shall make a Revolving Credit Loan or, if less than the minimum amount for such Loan, the Swingline Lender shall make a Swingline Loan, bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees (or as the case may be, the Swingline Lender) that its obligation to fund a Revolving Credit Loan or, if less than the minimum amount for such Loan, a Swingline Loan, in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VII at the time of funding. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

        SECTION 3.6    Obligations Absolute.    The Borrower's obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

        SECTION 3.7    Effect of Application.    To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

        SECTION 3.8    Existing Foreign Currency Letter of Credit.    For purposes of calculating the amount of L/C Obligations with respect to the Existing Foreign Currency Letter of Credit under (a) Section 2.1, Section 2.2(a), Section 2.4(b) and Section 3.1, such L/C Obligations shall be calculated at the Dollar Equivalent amount of such L/C Obligations as of the first Business Day of the current calendar month and (b) for all other purposes based on the Dollar Equivalent amount as of the Business Day immediately preceding such date of determination.

ARTICLE IV

TERM LOAN FACILITY

        SECTION 4.1    Term Loans.

        (a)    Initial Term Loans.    Subject to the terms and conditions of this Agreement, each Lender with a Term Loan Commitment on the Original Closing Date, made (on a several basis) an Initial Term Loan to the Borrower on the Original Closing Date. The Initial Term Loans were funded by each such Lender in a principal amount equal to such Lender's Term Loan Percentage (as of the Original Closing Date) of the aggregate principal amount of the Initial Term Loans made on the Original Closing Date, which aggregate principal amount equaled the total Term Loan Commitment in effect as of the Original Closing Date.

        (b)    Supplemental Term Loans.    Subject to the terms and conditions of this Agreement, each Lender with a Supplemental Term Loan Commitment as of the Amendment and Restatement Closing Date severally agrees to make a Supplemental Term Loan to the Borrower on the Amendment and Restatement Closing Date. The Supplemental Term Loans shall be funded by each such Lender in a principal amount equal to such Lender's Supplemental Term Loan Commitment as identified on the Register on the Amendment and Restatement Closing Date.

        SECTION 4.2    Procedure for Advances of Term Loans.

        (a)    Initial Term Loans.    On the Original Closing Date, the Borrower satisfied the procedural requirements applicable to the funding of the Initial Term Loans, and the Borrower hereby acknowledges receipt of the proceeds of the Initial Term Loans on the Original Closing Date.

        (b)    Supplemental Term Loans.    The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. (Charlotte time) on the Amendment and Restatement Closing Date requesting that the Lenders with a Supplemental Term Loan Commitment make the Supplemental Term Loans as Base Rate Loans on such date. Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify, by telecopier (or by telephone promptly confirmed by telecopier), each Lender with a Supplemental Term Loan Commitment to make the Supplemental Term Loans. Not later than 2:00 p.m. (Charlotte time) on the Amendment and Restatement Closing Date, each such Lender will make available to the Administrative Agent for the account of the Borrower, at the office of the Administrative Agent in immediately available funds, the amount of such Supplemental Term Loans to be made by such Lender on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Supplemental Term Loans in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower.

        SECTION 4.3    Repayment of Term Loans.    The Borrower shall repay the aggregate outstanding principal amounts of the Initial Term Loans, the Supplemental Term Loans and Additional Term Loans, if applicable, (with respect to any such outstanding Term Loans, pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loans, Supplemental Term Loans and Additional Term Loans) in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing December 31, 2002 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:

PAYMENT DATE If the Payment Date specified is not a Business Day, the Payment Date shall be deemed to be the Business Day immediately preceding the date.	PRINCIPAL INSTALLMENT ($)	TERM LOAN AMOUNT ($)
December 31, 2002	$537,500	$213,062,500
March 31, 2003	$537,500	$212,525,000
June 30, 2003	$537,500	$211,987,500
September 30, 2003	$537,500	$211,450,000
December 31, 2003	$537,500	$210,912,500
March 31, 2004	$537,500	$210,375,000
June 30, 2004	$537,500	$209,837,500
September 30, 2004	$537,500	$209,300,000
December 31, 2004	$537,500	$208,762,500
March 31, 2005	$537,500	$208,225,000
June 30, 2005	$537,500	$207,687,500
September 30, 2005	$537,500	$207,150,000
December 31, 2005	$537,500	$206,612,500
March 31, 2006	$537,500	$206,075,000
June 30, 2006	$537,500	$205,537,500
September 30, 2006	$537,500	$205,000,000
December 31, 2006	$537,500	$204,462,500
March 31, 2007	$537,500	$203,925,000
June 30, 2007	$537,500	$203,387,500
September 30, 2007	$537,500	$202,850,000
December 31, 2007	$50,712,500	$152,137,500
March 31, 2008	$50,712,500	$101,425,000
June 30, 2008	$50,712,500	$50,712,500
September 30, 2008	$50,712,500	0

If not sooner paid, the Term Loans shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

        SECTION 4.4    Prepayments of Term Loans.

        (a)    Optional Prepayment of Term Loans.    The Borrower shall have the right at any time and from time to time, upon delivery to the Administrative Agent of a Notice of Prepayment at least three (3) Business Days prior to any repayment, to prepay the Term Loans in whole or in part without premium or penalty except as provided in Section 5.9. The Administrative Agent shall promptly give each of the Lenders notice of any such proposed prepayment by telecopier (or by telephone promptly confirmed by telecopier). Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $2,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to the outstanding principal installments of the Term Loans (with respect to any such outstanding Term Loans, pro rata on the basis of the original aggregate funded amount thereof, among the Initial Term Loans, the Supplemental Term Loans and the Additional Term Loans) in inverse order of maturity thereof. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

        (b)    Mandatory Prepayment of Term Loans.

          (i)    Debt Proceeds.    The Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in Section 4.4(b)(vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any incurrence of Debt (excluding (A) Permitted Subordinated Debt, solely to the extent the proceeds thereof are used within ninety (90) days after receipt thereof to consummate a Permitted Acquisition and costs associated therewith; provided, that any excess proceeds not so used to consummate a Permitted Acquisition shall be applied as a mandatory prepayment as set forth in this Section 4.4(b)(i) and (B) other Debt permitted pursuant to Section 11.1) by the Borrower or any of its Restricted Subsidiaries. Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

          (ii)    Equity Proceeds.    If at any time the Adjusted Leverage Ratio exceeds 2.00 to 1.00, the Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in Section 4.4(b)(vii) below in amounts equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any offering of equity securities by the Borrower or any of its Restricted Subsidiaries (excluding (A) offerings of equity securities made in connection with employee stock option or incentive plans or made in connection with compensation or incentive plans for directors and officers, in each case entered into in the ordinary course of business and (B) the exercise of warrants existing on the Amendment and Restatement Closing Date and set forth on Schedule 7.1(b)). Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

          (iii)    Asset Sale Proceeds.    No later than one hundred eighty (180) days following the Borrower's or applicable Restricted Subsidiary's receipt thereof, the Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in Section 4.4(b)(vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from the sale or other disposition or series of related sales or other dispositions of assets, excluding asset sales and dispositions permitted by Section 11.5(a) through and including Section 11.5(d) (the "Asset Sale Proceeds") by the Borrower or any of its Restricted Subsidiaries which have not been reinvested as of such date in similar replacement assets unless such Asset Sale Proceeds have been committed to be reinvested within such one hundred eighty (180) day period and are thereafter actually reinvested within two hundred seventy (270) days after receipt of such Asset Sale Proceeds. If such Asset Sale Proceeds are not actually reinvested in accordance with the terms of this Section 4.4(b)(iii) by the date which is two hundred seventy (270) days after the receipt thereof, the Borrower shall make a mandatory prepayment in an amount equal to such Asset Sale Proceeds as described above on such date. Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Asset Sale Proceeds received by the Borrower and its Restricted Subsidiaries shall be applied to make prepayments of the Term Loans pursuant to Section 4.4(b)(vii), such prepayments to be made within three (3) Business Days after the Borrower's receipt of such Asset Sale Proceeds.

          (iv)  Insurance and Condemnation Proceeds.    No later than one hundred eighty (180) days following the date of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds under any of the insurance policies maintained pursuant to Section 9.3 or from any condemnation proceeding (the "Insurance and Condemnation Proceeds") which have not been reinvested as of such date in similar replacement assets, the Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in Section 4.4(b)(vii) below in amounts equal to one hundred percent (100%) of the aggregate amount of such Insurance and Condemnation Proceeds received by the Borrower or any of its Restricted Subsidiaries unless such Insurance and Condemnation Proceeds have been committed to be reinvested within such one hundred eighty (180) day period and are thereafter actually reinvested within two hundred seventy (270) days after receipt of such Insurance and Condemnation Proceeds. If such Insurance and Condemnation Proceeds are not actually reinvested in accordance with the terms of this Section 4.4(b)(iv) by the date which is two hundred seventy (270) days after the receipt thereof, the Borrower shall make a mandatory prepayment in an amount equal to such Insurance and Condemnation Proceeds as described above on such date. Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Insurance and Condemnation Proceeds received by the Borrower and its Restricted Subsidiaries shall be applied to make prepayments of the Term Loans, such prepayments to be made within three (3) Business Days after the Borrower's receipt of such Insurance and Condemnation Proceeds.

           (v)  Excess Cash Flow.    No later than ninety (90) days after the end of any Fiscal Year commencing with the Fiscal Year ending March 31, 2002, during the term of this Agreement for which the Adjusted Leverage Ratio exceeds 2.00 to 1.00, the Borrower shall make a mandatory principal repayment of the Term Loans in an amount equal to fifty percent (50%) of Excess Cash Flow, if any, for such Fiscal Year.

          (vi)  Asset Coverage Ratio.    In the event that payments made under Section 2.4(b)(i) are insufficient to cause the pro forma Asset Coverage Ratio to equal or exceed 1.00 to 1.00, then Borrower shall immediately repay remaining principal installments of the Term Loans, in inverse order of maturity, in an amount sufficient to cause the Asset Coverage Ratio (determined on a pro forma basis after giving effect to such payment) to equal or exceed 1.00 to 1.00. Any prepayment pursuant to this Section 4.4(b)(vi) shall be applied to reduce, in inverse order of maturity, the remaining scheduled principal installments of the Term Loans pursuant to Section 4.3.

         (vii)  Notice; Manner of Payment.    Upon the occurrence of any event triggering the prepayment requirement under Sections 4.4(b)(i) through and including 4.4(b)(v), the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify each of the Lenders by telecopier (or by telephone promptly confirmed by telecopier). Each prepayment under this Section 4.4 shall be applied as follows: (A) first to reduce, in inverse order of maturity, the remaining scheduled principal installments of the Term Loans (with respect to any such outstanding Term Loans, pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loans, the Supplemental Term Loans and the Additional Term Loans) pursuant to Section 4.3, and (B) second to the extent of any excess (the "Excess Proceeds"), to prepay the aggregate outstanding amounts under the Revolving Credit Facility and, to the extent of any prepayments made pursuant to Section 4.4(b)(iii), to permanently reduce the Revolving Credit Commitment; provided, however, that, regardless of whether there are amounts outstanding under the Revolving Credit Facility, each Lender having a Term Loan Commitment shall have the right to refuse its pro rata share (based on its respective applicable Term Loan Percentage) of any such mandatory prepayment at which time the remaining amount shall be applied first, to reduce the Revolving Credit Loans in accordance with the foregoing Section 4.4(b)(vii)(B), and then, to the extent of any remaining funds, to the Borrower; provided that, if at the time of such prepayment there are no outstanding Revolving Credit Loans, the Borrower may (X) elect to have the remaining amount of such mandatory prepayment (if any) applied as an optional prepayment of the Term Loans in accordance with Section 4.4(a) or (Y) retain such amount. No prepayment or repayment pursuant to this Section 4.4 shall affect any of the Borrower's obligations under any Hedging Agreement.

Amounts prepaid under the Term Loans pursuant to this Section 4.4 may not be reborrowed and will constitute a permanent reduction in such Term Loan Commitment. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

        SECTION 4.5    Term Notes.    Except as otherwise provided in Section 14.10 (a) - (e), each Lender's Term Loan and the obligation of the Borrower to repay such Term Loan shall be evidenced by a separate Term Note executed by the Borrower payable to the order of such Lender.

  SECTION 4.6    Optional Increase In Term Loan Commitment.

        (a)   Subject to the conditions set forth below, the Borrower shall have the option, at any time after the Amendment and Restatement Closing Date until the Term Loan Increase Termination Date to incur additional indebtedness under this Agreement in the form of an increase of the Term Loan Commitment of up to Fifty Million ($50,000,000) Dollars. The Borrower, by providing an Increase Notification, may request that additional Term Loans be made on the Additional Term Loan Effective Date pursuant to such increase in the Term Loan Commitment (each such additional Term Loan, an "Additional Term Loan, and collectively, the "Additional Term Loans").

        (b)   Each Additional Term Loan shall be obtained from existing Lenders, entities that qualify as Eligible Assignees, or from other banks, financial institutions or investment funds, in each case in accordance with this Section 4.6. Participation in any Additional Term Loan shall be offered first to each of the existing Lenders; provided that each such Lender shall have no obligation to provide any portion of such Additional Term Loans. If the amount of the Additional Term Loans requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Additional Term Loans, then the Borrower may invite other banks, financial institutions and investment funds which meet the requirements of an Eligible Assignee to join this Agreement as Lenders for the portion of such Additional Term Loans not committed to by existing Lenders (each such other bank, financial institution or investment fund, a "New Lender" and collectively with the existing Lenders providing increased Commitments, the "Increase Lenders"). The Administrative Agent

is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to incorporate the terms of any Additional Term Loan herein or therein; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender and shall otherwise be in accordance with Section 14.11 hereof.

        (c)   The following terms and conditions shall apply to each Additional Term Loan: (i) the Additional Term Loans made under this Section 4.6 shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis; (ii) any New Lender making Additional Term Loans shall be entitled to the same voting rights as the existing Lenders under the Term Loan Facility and the Additional Term Loans shall receive proceeds of prepayments on the same basis as the Initial Term Loans and the Supplemental Term Loans; (iii) the Borrower shall execute such Term Loan Notes as are necessary to reflect the Additional Term Loans under this Section 4.6; (iv) the Administrative Agent and the Lenders shall have received from the Borrower updated financial projections and an Officer's Compliance Certificate, in each case in form and substance satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Additional Term Loan, the Borrower will be in pro forma compliance with the financial covenants set forth in Article X; (v) no Default or Event of Default shall have occurred and be continuing hereunder as of the Additional Term Loan Effective Date or after giving effect to the making of any such Additional Term Loans; (vi) the representations and warranties made by the Borrower and contained in Article VII shall be true and correct on and as of the Additional Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date); (vii) the Borrower shall demonstrate, on a pro forma basis (as of the date of, and after giving effect to, the making of any such Additional Term Loan), an Asset Coverage Ratio equal to or exceeding 1.00 to 1.00; (viii) the amount of such increase in the Term Loan Commitment and any Additional Term Loans obtained thereunder shall not (A) be less than a minimum principal amount of $10,000,000, or any whole multiple of $5,000,000 in excess thereof and (B) shall not cause the Term Loan Commitment to exceed $265,000,000; (ix) the Borrower and each such Lender or lender not theretofore a Lender shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a written agreement acknowledged by the Administrative Agent and each Subsidiary Guarantor, in form and substance reasonably satisfactory to the Administrative Agent, and (x) the Administrative Agent shall have received any documents or information, including any joinder agreements, in connection with such increase in the Term Loan Commitment as it may request in its reasonable discretion.

        (d)   Upon the execution of the written agreement referred to in Section 4.6(c) above, from and after the Additional Term Loan Effective Date, each such Increase Lender shall have a Term Loan Commitment as therein set forth and all the rights and obligations of a Lender with such a Term Loan Commitment hereunder. The Increase Lenders shall make Additional Term Loans to the Borrower on the Additional Term Loan Effective Date in an amount equal to each such Lender's Term Loan Commitment.

        (e)   The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgement Agreement delivered to it in accordance with Section 14.10(d).

        (f)    Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for any surrendered Term Loan Note or Term Loan Notes of any existing Lender or with respect to any Lender not theretofore a Lender, a new Term Loan Note or Term Loan Notes to the order of the applicable Lenders in amounts equal to the Term Loan Commitment of such Lenders pursuant to the Lender Addition and Acknowledgement Agreement. Such new Term Loan Note or Term Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Term Loan Commitments, shall be dated as of the Additional Term

Loan Effective Date and shall otherwise be in substantially the form of the existing Term Loan Notes. Each surrendered Term Loan Note and/or Term Loan Notes shall be canceled and returned to the Borrower.

        (g)   The Applicable Margin and pricing grid, if applicable, for the Additional Term Loans shall be determined on the Additional Term Loan Effective Date. If the Applicable Margin and pricing grid, if applicable, for such Additional Term Loans at such time exceeds the Applicable Margin or existing pricing grid, as applicable, for Term Loans set forth in Section 5.1(c), then the Applicable Margin and pricing grid, if applicable, for all Term Loans shall be increased to be equal to the Applicable Margin and pricing grid, if applicable, for the Additional Term Loans as determined on the Additional Loan Effective Date. In addition, the amortization schedule set forth in Section 4.3 shall be replaced with a new amortization schedule reflecting a pro rata increase in the remaining installment payments and to provide for the repayment of both the existing Term Loans and the Additional Term Loans.

ARTICLE V

GENERAL LOAN PROVISIONS

  SECTION 5.1    Interest.

        (a)    Interest Rate Options.    Subject to the provisions of this Section 5.1, at the election of the Borrower, (i) Revolving Credit Loans and Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin as set forth in Section 5.1(c) or (B) the LIBOR Rate plus the Applicable Margin as set forth in Section 5.1(c) (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Amendment and Restatement Closing Date) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin as set forth in Section 5.1(c). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan", each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan." Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

        (b)   Interest Periods.    In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 5.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to each LIBOR Rate Loan; provided that:

            (i)  the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

           (ii)  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

          (iii)  any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

          (iv)  no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make mandatory reductions of the Revolving Credit Commitment pursuant to Section 2.6(b) and the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and

           (v)  there shall be no more than six (6) Interest Periods in effect at any time.

        (c)   Applicable Margin.

            (i)  The Applicable Margin provided for in Section 5.1(a) with respect to any Revolving Credit Loans and Swingline Loans (the "Applicable Margin") shall be based upon the table set forth below and shall be determined and adjusted quarterly on the date (each a "Calculation Date") ten (10) Business Days after the date by which the Borrower is required to provide an Officer's Compliance Certificate for the most recently ended fiscal quarter of the Borrower; provided, however, that (A) the initial Applicable Margin for the Revolving Credit Loans and Swingline Loans shall be based on Pricing Level III (as shown below) and shall remain at Pricing Level III until December 31, 2002, and, thereafter the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (B) if the Borrower fails to provide the Officer's Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin for Revolving Credit Loans and Swingline Loans from such Calculation Date shall be based on Pricing Level IV (as shown below) until such time as an appropriate Officer's Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin for Revolving Credit Loans and Swingline Loans shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Pricing Level	Total Leverage Ratio	LIBOR	Base Rate
I	<2.00x	2.25%	1.25%
II	>2.00x but <2.50x	2.50%	1.50%
III	>2.50x but <3.00x	2.75%	1.75%
IV	>3.00x	3.00%	2.00%

           (ii)  Subject to the provisions of Section 4.6(g), the Applicable Margin for Term Loans shall be based on the table set forth below and shall be determined and adjusted on each Calculation Date until such time as any change in the Applicable Margin or pricing grid, as applicable for Term Loans pursuant to Section 4.6; provided, however that (A) the initial Applicable Margin for Term Loans shall be based on Pricing Level II until the Calculation Date of December 31, 2002 and (B) if the Borrower fails to provide the Officer's Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin for Term Loans from such Calculation Date shall be based on Pricing Level II (as shown below) until such time as an appropriate Officer's Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin for Term Loans shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Term Loans then existing or subsequently made or issued.

Level	Total Leverage Ratio	Applicable LIBOR Rate Margin (bps)	Applicable Base Rate Margin (bps)
I	<2.50x	300.0	200.0
II	>2.50x	325.0	225.0

        (d)   Default Rate. Subject to Section 13.3, at the discretion of the Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or Swingline Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) plus the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) plus the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) plus the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

        (e)   Interest Payment and Computation.    Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing with the quarter ending December 31, 2002; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

        (f)    Maximum Rate.    In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

        SECTION 5.2    Notice and Manner of Conversion or Continuation of Loans.    Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Amendment and Restatement Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,500,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $2,500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such

LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit E (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation by telecopier (or by telephone promptly confirmed by telecopier).

  SECTION 5.3 Fees.

        (a)    Commitment Fee.    Commencing on the Amendment and Restatement Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to 0.50% on the average daily unused portion of the Revolving Credit Commitment; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such commitment fee. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement with the next payment due on December 31, 2002, and on the Revolving Credit Maturity Date. Such commitment fee shall be promptly distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders' respective Revolving Credit Commitment Percentages.

        (b)   Administrative Agent's and Other Fees.    In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Administrative Agent dated October 27, 2002. Furthermore, the Borrower agrees to pay, without duplication, all amendment fees due and payable to the Lenders party to the Original Credit Agreement in connection with the closing of this Agreement.

        SECTION 5.4    Manner of Payment.    Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages or applicable Term Loan Percentages, as applicable, (except as specified below), in Dollars and in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall promptly distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Revolving Credit Commitment Percentage or applicable Term Loan Percentage, as applicable (except as specified below), and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.8, 5.9, 5.10, 5.11 or 14.2 shall be promptly paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii) if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

        SECTION 5.5    Crediting of Payments and Proceeds.    In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied: (a) first, to all expenses then due and payable by the Borrower hereunder and under the other Loan Documents, (b) then to all indemnity obligations then due and payable by the Borrower hereunder and under the other Loan Documents, (c) then to all Administrative Agent's and Issuing Lender's fees then due and payable, (d) then to all commitment and other fees and commissions then due and payable, (e) then to accrued and unpaid interest on the Swingline Note to the Swingline Lender, (f) then to the principal amount outstanding under the Swingline Note to the Swingline Lender, (g) then to accrued and unpaid interest on the other Notes, accrued and unpaid interest on the Reimbursement Obligation and any payments (including any termination payments and any accrued and unpaid interest thereon) due in respect of a Hedging Agreement with any Lender or the Administrative Agent (which such Hedging Agreement is permitted or required hereunder) (pro rata in accordance with all such amounts due), (h) then to the principal amount of the other Notes and Reimbursement Obligation (pro rata in accordance with all such amounts due) and (i) then to the cash collateral account described in Section 12.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

        SECTION 5.6    Adjustments.    If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) (other than as a result of the operation of the proviso to Section 4.4(b)(vii) hereof or pursuant to Sections 5.8, 5.9, 5.10, 5.11 or 14.2 hereof) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the similar Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

        SECTION 5.7    Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.    The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received written notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Sections 2.3(b) and 4.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the

Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 5.7 shall be conclusive, absent manifest error. If such Lender's Revolving Credit Commitment Percentage or applicable Term Loan Percentage, as applicable, of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to such borrowing hereunder, on demand, from the Borrower. The failure of any Lender to make available its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Revolving Credit Commitment Percentage or applicable Term Loan Percentage, as applicable, shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a "Lender" for purposes of the calculation of Required Lenders hereunder for any voting or consent rights under or with respect to any Loan Document; so long as such Lender fails to make available such Revolving Credit Commitment Percentage or applicable Term Loan Percentage. Notwithstanding the foregoing, in no event shall any of the amendments, changes or modifications specifically enumerated in Section 14.11(a) - (d) be effective with respect to any Lender that has not consented thereto.

  SECTION 5.8    Changed Circumstances.

        (a)    Circumstances Affecting LIBOR Rate Availability.    If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Dow Jones Market Screen 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders by telecopier (or by telephone promptly confirmed by telecopier). Thereafter, until the Administrative Agent notifies the Borrower and the Lenders by telecopier (or by telephone promptly confirmed by telecopier) that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

        (b)   Laws Affecting LIBOR Rate Availability.    If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such

Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor their obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders by telecopier (or by telephone promptly confirmed by telecopier). Thereafter, until the Administrative Agent notifies the Borrower and the other Lenders by telecopier (or by telephone promptly confirmed by telecopier) that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period and the Borrower shall pay any amount required to be paid under Section 5.9 hereof.

        (c)   Increased Costs.    If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

            (i)  shall (except as provided in Section 5.11(e)) subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, L/C Obligation or any other amounts due under this Agreement in respect thereof (except for changes in the rate of franchise tax or tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); provided that the Borrower shall not be obligated to pay any amounts pursuant to this Section 5.8(c)(i) to the extent that such amounts are duplicative of any amounts paid by the Borrower pursuant to Section 5.11; or

           (ii)  shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note; and the result of any of the foregoing events described in clause (i) or (ii) above is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction.

  The Administrative Agent, or the applicable Lender (with a copy to the Administrative Agent) will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 5.8(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so.

  The amount of such compensation shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage or applicable Term Loan Percentage, as applicable, of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

        SECTION 5.9    Indemnity.    The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage or applicable Term Loan Percentage, as applicable, of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

        SECTION 5.10    Capital Requirements.    If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which such Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

        SECTION 5.11    Taxes.

        (a)    Payments Free and Clear.    Except as otherwise provided in Section 5.11(e), any and all payments by the Borrower hereunder or under the Notes or in respect of the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or in respect of any Letter of Credit to any Lender or the Administrative Agent, (A) except as otherwise provided in Section 5.11(e), the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent and such Lender evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 5.11(d).

        (b)    Stamp and Other Taxes.    In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit or the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as "Other Taxes").

        (c)    Indemnity.    Except as otherwise provided in Section 5.11(e), the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

        (d)    Evidence of Payment.    Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent and the applicable Lender, at its address referred to in Section 14.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

        (e)    Delivery of Tax Forms.    To the extent required by Applicable Law to reduce or eliminate withholding or payment of taxes, each Lender organized under the laws of any jurisdiction other than the United States or any state thereof (a "Foreign Lender") and the Administrative Agent shall deliver to the Borrower, with a copy to the Administrative Agent, on the Amendment and Restatement Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-9, Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms) properly completed and certifying in each case that such

Foreign Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Foreign Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, as applicable, two Form W-9, Form W-8BEN or W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-9, Form W-8BEN or W-8ECI (or successor forms) that such Foreign Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Foreign Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-9, Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax. Notwithstanding anything in any Loan Document to the contrary, the Borrower shall not be required to pay additional amounts to any Lender or the Administrative Agent under Section 5.11 or Section 5.8(c), (i) if such Foreign Lender or the Administrative Agent fails to comply with the requirements of this Section 5.11(e), other than to the extent (i) that such failure is due to a change in law occurring after the date on which such Foreign Lender or the Administrative Agent became a party to this Agreement or (ii) that such additional amounts are the result of such Foreign Lender's or the Administrative Agent's gross negligence or willful misconduct, as applicable.

        (f)    Survival.    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.11 shall survive the payment in full of the Obligations and the termination of the Commitments until the expiration of the applicable statute of limitations.

        SECTION 5.12    Security.    The Obligations of the Borrower and the Subsidiary Guaranteed Obligations shall be secured as provided in the Security Documents.

        SECTION 5.13    Mitigation Obligations/Replacement of Lenders.

        (a)    If any Lender requests compensation under Section 5.8(c), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use its reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8(c) or 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)    If any Lender requests compensation under Section 5.8(c), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender defaults in its obligations to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.10), all its interests, rights and obligations under this Agreement (other than any indemnification rights pursuant to Sections 5.8, 5.10, 5.11 or 14.2 for the period prior to such assignment) to an Eligible Assignee that shall assume such obligations (which

Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts (including, without limitation, any amounts then payable to such Lender under Section 5.8(c) or Section 5.11 hereof)) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8(c) or payments required to be made pursuant to Section 5.11, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING

        SECTION 6.1    Closing.    The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on November 26, 2002, or on such other place, date and time as the parties hereto shall mutually agree.

        SECTION 6.2    Conditions to Closing and Initial Extensions of Credit on the Amendment and Restatement Closing Date.    The obligation of the Lenders to close this Agreement and to make the Loans or issue or participate in the Letters of Credit, if any, to be made or issued on the Amendment and Restatement Closing Date is subject to the satisfaction of each of the following conditions:

        (a)    Executed Loan Documents.    This Agreement, the Revolving Credit Notes, the Term Notes, the Swingline Note, and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the Administrative Agent, on behalf of certain Lenders, the Borrower and its Subsidiaries party thereto, and the other parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

        (b)    Closing Certificates; etc.

          (i)    Officer's Certificate of the Borrower.    The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower and its Subsidiaries are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

          (ii)    Certificate of Secretary of the Borrower and Subsidiary Guarantors.    The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each of the Borrower and the Subsidiary Guarantors certifying as to the incumbency and genuineness of the signature of each officer of the Borrower or such Subsidiary Guarantor executing the Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of limited partnership, articles of incorporation or other organizational document of the Borrower or such Subsidiary Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws, partnership agreement, operating agreement or other operative document of the Borrower or such Subsidiary Guarantor as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors, partners or members of the Borrower or such Subsidiary Guarantor authorizing the borrowings and other credit extensions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.2(b)(iii).

          (iii)    Certificates of Good Standing.    The Administrative Agent shall have received certificates as of a recent date of the good standing of the Borrower and each Subsidiary Guarantor under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent in its reasonable judgment, each other jurisdiction where the Borrower and each Subsidiary Guarantor is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

          (iv)    Opinions of Counsel.    The Administrative Agent shall have received favorable opinions of counsel to the Borrower and Subsidiary Guarantors addressed to the Administrative Agent and the Lenders with respect to the Borrower and Subsidiary Guarantors, the Loan Documents and such other matters as the Administrative Agent shall reasonably request.

          (v)    Tax Forms.    The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 5.11(e) hereof.

          (vi)    Borrowing Base Certificate.    The Administrative Agent shall have received from the Borrower a Borrowing Base Certificate dated as of the last day of the calendar month preceding the Amendment and Restatement Closing Date executed by a Responsible Officer of the Borrower which shall be accurate and complete in all material respects.

          (vii)    Asset Coverage Ratio Certificate.    The Administrative Agent shall have received from the Borrower an Asset Coverage Ratio Certificate dated as of the last day of the quarter preceding the Amendment and Restatement Closing Date executed by a Responsible Officer of the Borrower which shall be accurate and complete in all material respects.

        (c)    Collateral.

          (i)    Filings and Recordings.    All filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein.

          (ii)    Pledged Collateral.    The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Collateral Agreement or the Pledge Agreements together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Collateral Agreement or any Pledge Agreement.

          (iii)    Lien Search.    The Administrative Agent shall have received the results of a Lien search (including a search as to judgments and tax matters) made against the Borrower and its Restricted Subsidiaries under the Uniform Commercial Code as in effect in any state in which any of its assets are located, to the extent requested by the Administrative Agent, indicating among other things that its assets are free and clear of any Lien except for Liens permitted hereunder.

          (iv)    Hazard and Liability Insurance.    The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

        (d)    Consents; Defaults.

          (i)    Governmental and Third Party Approvals.    The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

          (ii)    No Injunction, Etc.    No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of (a) this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, which, in the Administrative Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents or (b) the Paravant Tender Offer, which prohibits or imposes materially adverse conditions upon, or makes it economically unfeasible to consummate, the transactions contemplated by this Agreement and such other Loan Documents.

          (iii)    No Event of Default.    No Default or Event of Default shall have occurred and be continuing.

        (e)    Financial Matters.

          (i)    Financial Statements.    The Administrative Agent shall have received unaudited pro forma Consolidated financial statements for (A) the six-month period ended September 30, 2002, for the Borrower and its Subsidiaries and (B) the nine-month period ended June 30, 2002 for Paravant and its Subsidiaries, all in substance satisfactory to the Administrative Agent and in the form of Form 10-Q filed by the Borrower and Paravant, respectively, with the Securities and Exchange Commission.

          (ii)    Closing Balance Sheet.    The Administrative Agent shall have received a closing balance sheet of the Borrower dated as of September 30, 2002 demonstrating that, after giving effect to the Paravant Acquisition, shall not be materially different from the projections previously delivered to the Administrative Agent and otherwise be in form and substance satisfactory to the Administrative Agent.

          (iii)    No Material Adverse Change.    There shall have occurred no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of (A) the Borrower and its Subsidiaries, taken as a whole since March 31, 2002, or (B) Paravant and its Subsidiaries, taken as a whole since September 30, 2001.

          (iv)    Financial Condition Certificate.    The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and its Restricted Subsidiaries taken as a whole are Solvent, (B) the Borrower's and its Restricted Subsidiaries' payables are not past due beyond customary trade terms, (C) attached thereto are calculations evidencing compliance with the covenants contained in Article X hereof and an Asset Coverage Ratio equal to or exceeding 1.00 to 1.00, in each case, determined on a pro forma basis, as of the Amendment and Restatement Closing Date and after giving effect to the proposed Extensions of Credit to be made on such date, (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing assumptions believed by the Borrower's management to be reasonable) of the financial condition and operations of the Borrower and its Restricted Subsidiaries and (E) attached thereto is a calculation of the Applicable Margin pursuant to Section 5.1(c).

          (v)    Financial Projections.    The Administrative Agent shall have received management approved four (4) year projected financial statements of the Borrower and its Subsidiaries.

          (vi)    Payment at Closing; Fee Letters.    The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

        (f)    Paravant Tender Offer.

            (i)  The Administrative Agent shall have received the Paravant Merger Agreement and all other documentation (including amendments, modifications, and waivers thereof) relating to the Paravant Tender Offer and the form and substance of such documentation (including the final terms and conditions thereof) shall be reasonably satisfactory to the Administrative Agent.

           (ii)  All conditions to the Paravant Tender Offer shall be satisfied or waived (with the consent of the Administrative Agent, not to be unreasonably withheld) and the shares tendered pursuant to the Paravant Tender Offer shall have been accepted for payment in accordance with the Paravant Tender Offer documentation on or before the Amendment and Restatement Closing Date.

          (iii)  After acquiring the shares to be validly tendered and not withdrawn by Paravant stockholders in the Paravant Tender Offer, the Borrower, or a Subsidiary shall be the record and beneficial owner of not less than a majority of the voting power of all shares of issued and outstanding capital stock of Paravant which percentage is sufficient to enable the Borrower, or its applicable Subsidiary, to approve and consummate the Paravant Merger without the approval of any other stockholder of Paravant.

          (iv)  The Administrative Agent shall have received evidence satisfactory thereto that all governmental (including approvals required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended), shareholder and third party consents and approvals necessary in connection with the Paravant Tender Offer shall have been obtained and remain in effect.

           (v)  The Administrative Agent shall be satisfied that the proposed tax and accounting treatment of the Paravant Tender Offer and the Paravant Merger and the proposed corporate and capital structure of the Borrower and its Subsidiaries (including Paravant and its Subsidiaries, if any) after giving effect to the Paravant Acquisition, (A) does not differ materially from the treatment and structure previously disclosed in writing by the Borrower to the Administrative Agent or (B) is otherwise satisfactory to the Administrative Agent.

        (g)    Repayment of Certain Amounts Outstanding under Original Credit Agreement.    On the Amendment and Restatement Closing Date, (i) there shall have been paid in cash in full all accrued but unpaid interest due on the Loans outstanding under the Original Credit Agreement to but excluding the Amendment and Restatement Closing Date, and (ii) there shall have been paid in cash in full all accrued but unpaid fees under the Original Credit Agreement due to but excluding the Amendment and Restatement Closing Date and all other amounts, costs and expenses then owing, if any, to any of the Lenders and/or any Agent, as agent under the Original Credit Agreement, in each case to the satisfaction of such Agent or Lender, as the case may be, regardless of whether or not such amounts would otherwise be due and payable at such time pursuant to the terms of the Original Credit

Agreement. To the extent requested in writing by any Lender, all outstanding Notes issued by the Borrower to such Lender under the Original Credit Agreement shall be exchanged for amended and restated Notes and any such original Note so exchanged shall be deemed canceled and the originally executed copies thereof shall be promptly returned to the Administrative Agent which shall forward such Notes to the Borrower.

        (h)    Miscellaneous.

          (i)    Notice of Borrowing.    The Administrative Agent shall have received a Notice of Borrowing, as applicable, from the Borrower in accordance with Section 2.3(a) and Section 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Amendment and Restatement Closing Date are to be disbursed.

          (ii)    Other Documents.    All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

        SECTION 6.3    Conditions to All Extensions of Credit.    The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), or convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

          (a)    Continuation of Representations and Warranties.    The representations and warranties contained in Article VII and in the other Loan Documents shall be true and correct on and as of such borrowing or issuance date or such date of continuation or conversion with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

          (b)    Asset Coverage Ratio.    After giving effect to any requested Extension of Credit on a pro forma basis, the Asset Coverage Ratio of the Borrower and its Restricted Subsidiaries shall be greater than or equal to 1.00 to 1.00.

          (c)    No Existing Default.    No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issue date with respect to such Letter of Credit or after giving effect to the issuance of such Letter of Credit on such date or on such continuation or conversion date after giving effect to such continuation or conversion.

          (d)    Notices.    The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) and Section 4.2.

          (e)    Additional Documents.    The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

        SECTION 7.1    Representations and Warranties.    To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

        (a)    Organization; Power; Qualification.    Each of the Borrower and its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (ii) except to the extent as could not reasonably be expected to have a Material Adverse Effect, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization. The jurisdictions in which the Borrower and its Restricted Subsidiaries are organized and qualified to do business as of the Amendment and Restatement Closing Date are described on Schedule 7.1(a).

        (b)    Ownership.    Each Subsidiary (other than Paravant and its Subsidiaries) of the Borrower as of the Amendment and Restatement Closing Date is listed on Schedule 7.1(b). As of the Amendment and Restatement Closing Date, the capitalization of the Borrower and its Subsidiaries (other than Paravant and its Subsidiaries) consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders of the Subsidiaries of the Borrower (other than Paravant and its Subsidiaries) and the number of shares owned by each as of the Amendment and Restatement Closing Date are described on Schedule 7.1(b). As of the Amendment and Restatement Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Restricted Subsidiaries, except as described on Schedule 7.1(b).

        (c)    Authorization of Agreement, Loan Documents and Borrowing.    Each of the Borrower and its Restricted Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, in the case of the Borrower, the Extensions of Credit hereunder, and the transactions contemplated hereby. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Restricted Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Restricted Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

        (d)    Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.    The execution, delivery and performance by the Borrower and its Restricted Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Restricted Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Restricted Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

        (e)    Compliance with Law; Governmental Approvals.    Except where the failure to do so could not reasonably be expected to create a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.

        (f)    Tax Returns and Payments.    Each of the Borrower and its Restricted Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except (a) any taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Restricted Subsidiaries. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Restricted Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved other than Liens for taxes not yet due and payable. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof for all open years of the Borrower and any of its Restricted Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such years.

        (g)    Intellectual Property Matters.    Except where the failure to do so could not reasonably be expected to create a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries owns or possesses rights to use all franchises, licenses, copyright registrations, copyright applications, issued patents, patent applications, trademarks, trademark applications, trademark registrations, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. To the knowledge of the Borrower and its Restricted Subsidiaries, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights (except for the expiration of patents in the ordinary course), and neither the Borrower nor any Restricted Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except to the extent any such revocation, termination, or infringement could not reasonably be expected to have a Material Adverse Effect.

        (h)    Environmental Matters.    Except for any such matter that could not reasonably be expected to create a Material Adverse Effect,

            (i)  The properties presently owned, leased or operated by the Borrower and its Restricted Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could reasonably be expected to give rise to liability under applicable Environmental Laws;

           (ii)  The Borrower, each Restricted Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties;

          (iii)  Neither the Borrower nor any Restricted Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Restricted Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

          (iv)  Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Restricted Subsidiaries in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws; and

           (v)  No judicial proceedings or governmental or administrative action is pending under any Environmental Law to which the Borrower or any Restricted Subsidiary thereof has been named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower or any Restricted Subsidiary.

        (i)    ERISA.

            (i)  As of the Amendment and Restatement Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);

           (ii)  The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

          (iii)  Except for any such matter that could not reasonably be expected to create a Material Adverse Effect, as of the Amendment and Restatement Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code)

  been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

          (iv)  Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

           (v)  No Termination Event has occurred or is reasonably expected to occur; and

          (vi)  Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

        (j)    Margin Stock.    Neither the Borrower nor any Restricted Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock in violation of, or for any other purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

        (k)    Government Regulation.    Neither the Borrower nor any Restricted Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Restricted Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

        (l)    Material Contracts.    Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Restricted Subsidiaries in effect as of the Amendment and Restatement Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and its Subsidiaries have made available to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l) or any other Schedule hereto. Neither the Borrower nor any Restricted Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract which could reasonably be expected to have a Material Adverse Effect.

        (m)    Employee Relations.    Neither the Borrower nor any of its Restricted Subsidiaries is, as of the Amendment and Restatement Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Restricted Subsidiaries.

        (n)    Burdensome Provisions.    Neither the Borrower nor any Restricted Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as could reasonably be expected to have a Material Adverse Effect. No Restricted Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to the Borrower or any Restricted Subsidiary or to transfer any of its assets or properties to the Borrower or any other Restricted Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

        (o)    Financial Statements.    The financial statements required pursuant to Section 6.2(e) and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Restricted Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.

        (p)    No Material Adverse Change.    Since March 31, 2002, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole. Since September 30, 2001, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of Paravant and its Subsidiaries, taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

        (q)    Solvency.    As of the Amendment and Restatement Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and its Restricted Subsidiaries taken as a whole will be Solvent.

        (r)    Titles to Properties.    Each of the Borrower and its Restricted Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Restricted Subsidiaries referred to in Section 7.1(o), except those which have been disposed of by the Borrower or its Restricted Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder. As of the Amendment and Restatement Closing Date, all real property owned or leased by the Borrower or any Restricted Subsidiary is set forth on Schedule 7.1(r).

        (s)    Liens.    None of the properties and assets of the Borrower or any Restricted Subsidiary thereof is subject to any Lien, except Permitted Liens. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Restricted Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Restricted Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 11.2 hereof.

        (t)    Debt and Guaranty Obligations.    Schedule 7.1(t) is a complete and correct listing of all Debt, Guaranty Obligations and Bonding Obligations of the Borrower and its Restricted Subsidiaries as of the date set forth on such Schedule 7.1(t) in excess of $1,000,000. The Borrower and its Restricted Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Restricted Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

        (u)    Litigation.    Except for any such matter that could not reasonably be expected to create a Material Adverse Effect, and except for matters existing on the Amendment and Restatement Closing Date and set forth on Schedule 7.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower, any Restricted Subsidiary thereof or Paravant or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

        (v)    Absence of Defaults.    No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Restricted Subsidiary thereof under any Material Contract (which such default under such Material Contract, either individually, or in the aggregate with all other outstanding defaults under other Material Contracts (including, for purposes hereof, the effect of termination of any other Material Contracts that could reasonably be expected to be terminated as a result of such existing default or defaults), could reasonably be expected to have a Material Adverse Effect) or judgment, decree or order to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or any of its Restricted Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

        (w)    Senior Debt Status.    The Obligations of the Borrower and each of its Restricted Subsidiaries under this Agreement, the Subsidiary Guaranteed Obligations and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Debt and the Obligations of the Borrower and each Restricted Subsidiary under this Agreement are hereby designated as "Senior Indebtedness" under all instruments and documents, now or in the future, relating to all Subordinated Debt.

        (x)    Accuracy and Completeness of Information.    All written information, reports and other papers and data, when taken as a whole, produced by or on behalf of the Borrower or any Restricted Subsidiary thereof (other than financial projections, which shall be subject to the standard set forth in Section 8.1(c)) and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Restricted Subsidiary thereof in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Restricted Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, which could reasonably be expected to have a Material Adverse Effect.

        SECTION 7.2    Survival of Representations and Warranties, Etc.    All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Amendment and Restatement Closing Date (except those that are expressly made as of a specific date), shall survive the Amendment and Restatement Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any Extensions of Credit hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES

        Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower will furnish or cause to be furnished to (a) Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., (b) Moody's Investors Service, Inc. and (c) the Administrative Agent at the Administrative Agent's Office at the address set forth in Section 14.1 and to each Lender at the respective address as set forth in Section 14.1, or at such other office as may be designated by the Administrative Agent and Lenders from time to time:

        SECTION 8.1    Financial Statements and Projections.

        (a)    Quarterly Financial Statements.    As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated and consolidating balance sheet of the Borrower and its Restricted Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Restricted Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Borrower and its Restricted Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

        (b)    Annual Financial Statements.    As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Restricted Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Restricted Subsidiaries not in accordance with GAAP.

        (c)    Annual Business Plan and Financial Projections.    As soon as practicable and in any event within forty-five (45) days following the beginning of each Fiscal Year, a business plan of the Borrower and its Restricted Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management's discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Borrower to the effect that, to the best of such officer's knowledge, such projections are good faith estimates (utilizing assumptions believed by Borrower's management to be reasonable) of the financial condition and operations of the Borrower and its Restricted Subsidiaries for such four (4) quarter period.

        SECTION 8.2    Officer's Compliance Certificate.    At each time financial statements are delivered pursuant to Sections 8.1 (a) or (b) and at such other times as the Administrative Agent shall reasonably request (including, without limitation, in connection with any Permitted Acquisition), a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit F attached hereto (an "Officer's Compliance Certificate").

        SECTION 8.3    Accountants' Certificate.    At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

        (a)    stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

        (b)    including the calculations prepared by such accountants required to establish whether or not the Borrower and its Restricted Subsidiaries are in compliance with the financial covenants set forth in Article X hereof as at the end of each respective period.

        SECTION 8.4    Other Reports.

        (a)    Auditor's Management Letters.    Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto.

        (b)    Borrowing Base Certificate; Asset Coverage Ratio Certificate.

          (i)    Borrowing Base Certificate.    As soon as available, but in any event within twenty-five (25) days after the end of each fiscal quarter (and, upon the occurrence and during the continuation of an Event of Default, on a more frequent basis if requested by the Administrative Agent or at such other times as required pursuant to the terms of this Agreement) a Borrowing Base Certificate; provided, that so long as the rating on the debt of the Borrower under this Agreement is "BB-" or better by Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and "Ba3" or better by Moody's Investors Service, Inc., the Borrower's obligation to deliver the Borrowing Base Certificate following the Amendment and Restatement Closing Date shall be suspended. Such suspension shall be immediately terminated upon a downgrade of the rating on debt issued pursuant to this Agreement and a Borrowing Base Certificate shall be promptly delivered on the earlier to occur of (i) five (5) days after such downgrade or (ii) twenty-five (25) days after the end of the most recent fiscal quarter.

          (ii)    Asset Coverage Ratio Certificate.    As soon as available, but in any event within twenty-five (25) days after the end of each fiscal quarter (and, upon the occurrence and during the continuation of an Event of Default, on a more frequent basis if requested by the Administrative Agent or at such other times as required pursuant to the terms of this Agreement), an Asset Coverage Ratio Certificate which shall include a calculation of the Asset Coverage Ratio as of such date.

        (c)    Accounts Receivable Aging Report.    As soon as available, but in any event within twenty-five (25) days after the end of each fiscal quarter of each Fiscal Year (and, upon the occurrence and during the continuation of an Event of Default, on a more frequent basis if requested by the Administrative Agent), a summary accounts receivable aging report as of the last Business Day of such quarter which report shall include such information as the Administrative Agent may require, all in form and substance satisfactory to the Administrative Agent. Upon the Administrative Agent's reasonable request, the Borrower shall deliver annually on the first day of the second quarter of each Fiscal Year and upon the occurrence and during the continuation of a Default or Event of Default, within thirty (30) days upon the request of the Administrative Agent, the name and mailing address of each Account Debtor.

        (d)    Accounts Payable Aging Report.    As soon as available, but in any event within twenty-five (25) days after the end of each fiscal quarter of each Fiscal Year (and, upon the occurrence and during the continuation of an Event of Default, on a more frequent basis if requested by the Administrative Agent), a summary accounts payable aging report which report shall include such information as the Administrative Agent may require, all in form and substance satisfactory to the Administrative Agent.

        (e)    Governmental Contract Report.    Upon the request of the Administrative Agent, which such requests shall be limited to one per fiscal quarter (and, upon the occurrence and during the continuance of an Event of Default, as often as requested by the Administrative Agent), a status report with respect to all Governmental Contracts in excess of $1,000,000 of the Borrower and its Restricted Subsidiaries, in form and substance satisfactory to the Administrative Agent.

        (f)    Acquisition Related Reports.    As soon as available, a copy of any report issued by an Accounting Arbitrator pursuant to the terms of the Sensors Purchase Agreement, including, without limitation, reports issued pursuant to Section 2.5(d) of the Sensors Purchase Agreement.

        (g)    Contract Backlog Report.    As soon as available, but in any event within forty-five (45) days after the close of each fiscal quarter of each Fiscal Year of the Borrower, a contract backlog report for the Borrower, its Restricted Subsidiaries and Affiliates signed by a Responsible Officer of the Borrower.

        (h)    Other Information.    Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries, including any reports delivered to the Securities and Exchange Commission as the Administrative Agent or any Lender may reasonably request.

        SECTION 8.5    Notice of Litigation and Other Matters.    Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

        (a)    Except for any such matter that could not reasonably be expected to create a Material Adverse Effect, the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses;

        (b)    Except for any such matter that could not reasonably be expected to create a Material Adverse Effect, any notice of any violation received by the Borrower or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws;

        (c)    Except for any such matter that could not reasonably be expected to create a Material Adverse Effect, any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Restricted Subsidiary thereof;

        (d)    any attachment, judgment, lien, levy or order exceeding $2,500,000 that may be assessed against or threatened in writing against the Borrower or any Restricted Subsidiary thereof;

        (e)    (i) any Default or Event of Default, (ii) the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default or (iii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower or any Restricted Subsidiary thereof or any of their respective properties may be bound;

        (f)    (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

        (g)    any event which makes any of the representations set forth in Section 7.1 or in any other Loan Document inaccurate in any respect; and

        (h)    any change in the government contracting status of the Borrower or its Restricted Subsidiaries with respect to the government of the United States or any department or agency thereof that could reasonably be expected to have a Material Adverse Effect.

        SECTION 8.6    Accuracy of Information.    All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1.

ARTICLE IX

AFFIRMATIVE COVENANTS

        Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.11, the Borrower will, and will cause each of its Restricted Subsidiaries to:

        SECTION 9.1    Preservation of Corporate Existence and Related Matters.    Except as permitted by Section 11.4, preserve and maintain (a) its separate corporate existence and (b) all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law except (with respect to this clause (b) only) to the extent such failure to preserve or maintain could not reasonably be expected to have a Materially Adverse Effect.

        SECTION 9.2    Maintenance of Property.    In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

        SECTION 9.3    Insurance.    Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents, and on the Amendment and Restatement Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a reasonably detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

        SECTION 9.4    Accounting Methods and Financial Records.    Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

        SECTION 9.5    Payment and Performance of Obligations.    Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) except where the failure to do so could not reasonably be expected to create a Material Adverse Effect, all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) except where the failure to do so could not reasonably be expected to create a Material Adverse Effect, all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Restricted Subsidiary may contest any item described in clauses (a) or (b) of this Section 9.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

        SECTION 9.6    Compliance With Laws and Approvals.    Except where the failure to do so could not reasonably be expected to create a Material Adverse Effect, observe and remain in compliance in all respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

        SECTION 9.7    Environmental Laws.    Except where the failure to do so could not reasonably be expected to create a Material Adverse Effect, in addition to and without limiting the generality of Section 9.6, (a) comply with, and make commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and make commercially reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Restricted Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

        SECTION 9.8    Compliance with ERISA.    In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

        SECTION 9.9    Compliance With Agreements.    Except where the failure to do so could not reasonably be expected to create a Material Adverse Effect, comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or any such Restricted Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

        SECTION 9.10    Inspection of Property; Books and Records; Discussions.    Except for information and records which the Borrower may not under Applicable Law disseminate or disclose to the Administrative Agent and/or the Lenders, the Borrower, its Restricted Subsidiaries and its Affiliates shall permit any authorized representative(s) designated by the Administrative Agent and/or any of the Lenders to visit, to conduct a field audit or to otherwise inspect any of the Borrower's, its Restricted Subsidiaries' and/or its Affiliates' respective properties, including their financial and accounting records, and to make copies and take extracts therefrom, and to discuss the Borrower's, its Restricted Subsidiaries' and/or Affiliates' respective affairs, finances and accounts with the Administrative Agent's and the Lenders' officers, employees, representatives or independent certified public accountants, upon reasonable notice and during normal business hours. All information furnished to the Administrative Agent and/or the Lenders shall be received and maintained by the Administrative Agent and the Lenders in strict confidence and in accordance with Applicable Law, and they shall not disseminate said information to any Person for so long as said information has or retains a confidential or proprietary nature, except where required by and in accordance with Applicable Law, or pursuant to subpoena or other legal process or where contemplated by the Loan Documents (including, without limitation, in connection with the enforcement of any rights or remedies thereunder). Each of the Administrative Agent and the Lenders agrees that it shall not take any action or omit to take any action which would cause or result in the violation of Applicable Law (including without limitation, any export control law) by the Borrower, its Restricted Subsidiaries and its Affiliates. Each such visitation and inspection by or on behalf of the Administrative Agent and/or the Lenders after the occurrence and during the continuance of an Event of Default shall be at the Borrower's own reasonable cost and expense. The Borrower shall, and shall cause its Restricted Subsidiaries and its Affiliates, to keep proper books and records and accounts in accordance with GAAP and Applicable Law.

        SECTION 9.11    Additional Subsidiaries.

        (a)    Within forty-five (45) days after (i) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 9.11(c) below or (ii) the creation or acquisition of any Domestic Subsidiary (any such Subsidiary, a "New Subsidiary") of the Borrower or any Restricted Subsidiary (including in connection with any Permitted Acquisition), cause to be executed and delivered to the Administrative Agent (A) a duly executed joinder agreement in form and substance reasonably satisfactory to the Administrative Agent joining such New Subsidiary (to the extent such New Subsidiary is a Restricted Subsidiary) to the Subsidiary Guaranty Agreement, the Collateral Agreement and any other applicable Security Documents, (B) updated Schedules 7.1(a) and 7.1(b) reflecting the creation or acquisition of such Subsidiary, (C) favorable legal opinions covering such matters consistent with opinions for this Agreement and addressed to the Administrative Agent and Lenders in form and substance reasonably satisfactory thereto with respect to such joinder agreement, (D) original stock or other certificates and stock or other transfer powers evidencing the ownership interests of the Borrower or such Restricted Subsidiary, as applicable, in such New Subsidiary, and (E) any other documents and certificates as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent).

        (b)    Within forty-five (45) days after the creation of any first tier Foreign Subsidiary of the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition), cause to be executed and delivered to the Administrative Agent, (A) a supplement to the applicable Security Documents previously executed and delivery by the Borrower or such Restricted Subsidiary, as applicable, to provide for the pledge of sixty-five percent (65%) of the capital stock or other ownership interests of such Foreign Subsidiary, (B) updated Schedules 7.1(a) and 7.1(b) reflecting the creation or acquisition of such Subsidiary, (C) favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance reasonably satisfactory thereto with respect to such supplement, (D) original stock or other certificates and stock or other transfer powers evidencing the ownership interests of the Borrower or such Restricted Subsidiary in such Foreign Subsidiary, and (E) any other documents and certificates as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent).

        (c)    The Borrower may, at any time and upon written notice to the Administrative Agent, redesignate an Unrestricted Subsidiary as a Restricted Subsidiary. Further, promptly after the date on which the Borrower or the Administrative Agent determines that:

          (i)    any individual Unrestricted Subsidiary and its respective Subsidiaries (A) represent five percent (5%) or more of (I) the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date or (II) Consolidated EBITDA (notwithstanding the definition thereof, calculated to include all Unrestricted Subsidiaries) of the Borrower and its Subsidiaries for the four (4) consecutive fiscal quarters most recently ended prior to such date or (B) are or become the obligor on any Debt (notwithstanding the definition thereof, determined by reference to such Unrestricted Subsidiary) which is guaranteed by, credit supported by, or recourse to the Borrower or any Restricted Subsidiary, or

          (ii)    all Unrestricted Subsidiaries and their respective Subsidiaries represent ten percent (10%) or more of (A) the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date or (B) Consolidated EBITDA (notwithstanding the definition thereof, calculated to include all Unrestricted Subsidiaries) for the four consecutive fiscal quarters most recently ended prior to such date, then, in the case of clause (i), such Unrestricted Subsidiary shall be redesignated as a Restricted Subsidiary and in the case of clause (ii), the Borrower shall promptly identify in writing to the Administrative Agent such Unrestricted Subsidiaries to be redesignated as Restricted Subsidiaries to cause such remaining Unrestricted Subsidiaries and their Subsidiaries (after giving effect to such redesignation) to represent less than ten percent (10%) of (A) the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date and (B) Consolidated EBITDA (notwithstanding the definition thereof, calculated to include all Unrestricted Subsidiaries) for the four consecutive fiscal quarters most recently ended prior to such date.

        (d)    So long as no Default or Event of Default has occurred and is continuing, the Borrower shall be permitted, on prior written notice to the Administrative Agent, to redesignate any Restricted Subsidiary as an Unrestricted Subsidiary (or designate any newly formed or acquired Subsidiary as an Unrestricted Subsidiary; provided that such formation or acquisition is otherwise permitted hereunder), so long as the following conditions have been satisfied as reasonably determined by the Administrative Agent:

          (i)    any such individual Subsidiary and its respective Subsidiaries to be designated (or redesignated, as applicable) as an Unrestricted Subsidiary (A) represent less than five percent (5%) of (I) the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date and (II) Consolidated EBITDA (notwithstanding the definition thereof, calculated to include all Unrestricted Subsidiaries) of the Borrower and its Subsidiaries for the four (4) consecutive fiscal quarters most recently ended prior to such date and (B) are not the obligors on any Debt (notwithstanding the definition thereof, determined by reference to such Unrestricted Subsidiary) which is guaranteed by, credit supported by, or recourse to the Borrower or any Restricted Subsidiary; and

          (ii)    at the time of such proposed designation (or redesignation, as applicable), and after giving effect thereto, all Unrestricted Subsidiaries and their respective Subsidiaries (including the Subsidiary and its respective Subsidiaries to be designated (or redesignated, as applicable) as an Unrestricted Subsidiary) represent less than ten percent (10%) of (A) the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date and (B) Consolidated EBITDA (notwithstanding the definition thereof, calculated to include all Unrestricted Subsidiaries) for the four consecutive fiscal quarters most recently ended prior to such date.

        Such designation (or redesignation, as applicable) shall have an effective date mutually acceptable to the Administrative Agent and Borrower, but in no event earlier than fifteen (15) Business Days following receipt by the Administrative Agent of such written notice.

        SECTION 9.12    Certain Agreements with Respect to the Paravant Merger.    Notwithstanding anything in Section 9.11 to the contrary, as promptly as possible, but in no event later than the fifteenth (15th) Business Day following the closing of the Paravant Merger, the Borrower shall:

        (a)    Designate each Restricted Paravant Entity as a Restricted Subsidiary;

        (b)    Deliver, or cause to be delivered, to the Administrative Agent (i) a duly executed joinder agreement in form and substance reasonably satisfactory to the Administrative Agent joining such Person to the Subsidiary Guaranty Agreement, the Collateral Agreement and any other applicable Security Documents, and (ii) original stock or other certificates and stock or other transfer powers evidencing the ownership interests of the Borrower or a Subsidiary, as applicable, in each such Person;

        (c)    Deliver, or cause to be delivered, to the Administrative Agent satisfactory evidence that all Debt of each Restricted Paravant Entity other than Debt permitted by Section 11.1 has been repaid in full and any Liens or other security interests related to such repaid Debt have been terminated;

        (d)    Deliver, or cause to be delivered, to the Administrative Agent updated schedules to this Agreement dated as of the closing date of the Paravant Merger to the extent necessary to make such schedules accurate after giving effect to the Paravant Merger and such schedules shall be in form and substance satisfactory to the Administrative Agent;

        (e)    Deliver, or cause to be delivered, to the Administrative Agent a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that, after giving effect to the Paravant Merger, all representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete and that, after giving effect to the Paravant Merger, no Default or Event of Default has occurred and is continuing;

        (f)    Deliver, or cause to be delivered, to the Administrative Agent a certificate of the secretary or assistant secretary of each of Restricted Paravant Entity as to the incumbency and genuineness of the signature of each officer thereof executing any Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (i) the certificate of limited partnership, articles of incorporation or other organizational document thereof and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation, (ii) the bylaws, partnership agreement, operating agreement or other operative document thereof as in effect on the date of such certifications, and (iii) resolutions duly adopted by the Board of Directors, partners or members thereof authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

        (g)    Deliver, or cause to be delivered, to the Administrative Agent certificates as of a recent date of the good standing of each Restricted Paravant Entity under the laws of its jurisdiction of incorporation, organization or formation and, to the extent requested by the Administrative Agent in its reasonable judgment, each other jurisdiction where such Restricted Paravant Entity is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes; and

        (h)    Deliver, or cause to be delivered, to the Administrative Agent favorable opinions of counsel to each Restricted Paravant Entity addressed to the Administrative Agent and the Lenders with respect to such Restricted Paravant Entities, the Loan Documents and such other matters as the Administrative Agent shall reasonably request.

        SECTION 9.13    Use of Proceeds.    The Borrower shall use the proceeds of the Extensions of Credit (a) to finance the Paravant Acquisition (b) to finance Permitted Acquisitions, (c) to refinance existing indebtedness of the Borrower, (d) to finance Capital Expenditures of the Borrower, and (e) for working capital and general corporate requirements of the Borrower and its Restricted Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Paravant Acquisition and the other transactions contemplated hereby and refunding Letters of Credit.

        SECTION 9.14    Conduct of Business.    Engage only in businesses in substantially the same fields as the business conducted on the Amendment and Restatement Closing Date and in lines of business reasonably related thereto.

        SECTION 9.15    Account Designation.    Designate only accounts with the Administrative Agent as the location for all deposits and payments required to be made to the Borrower as Buyer pursuant to the terms of the Sensors Purchase Agreement and the Paravant Merger Agreement.

        SECTION 9.16    Debt Rating.    Maintain an up to date debt rating with both Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and Moody's Investors Service, Inc. or, in the event one or both such entities cease to provide any such rating, such other rating agency or agencies that are reasonably acceptable to the Administrative Agent.

        SECTION 9.17    Post Closing Covenants; Further Assurances; Existing Letters of Credit.

        (a)    Prior to January 31, 2003, as such date may be extended by the Administrative Agent in its sole discretion, but in no event later than February 28, 2003, deliver such additional (i) Deposit Account Control Agreements pursuant to the Collateral Agreement, (ii) curative intellectual property filings, in each case as previously identified to the Borrower in writing by the Administrative Agent, and (iii) such additional documents, instruments, and agreements as are reasonably requested by the Administrative Agent to confirm any Security Documents governed by the laws of a jurisdiction other than the United States.

        (b)    Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

        (c)    Cause each Existing Letter of Credit to be replaced (if required by the beneficiary thereof) on or before the current expiration date of such Existing Letter of Credit.

ARTICLE X

FINANCIAL COVENANTS

        Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower and its Restricted Subsidiaries on a Consolidated basis will not:

        SECTION 10.1    Maximum Adjusted Leverage Ratio:    As of any fiscal quarter end, permit the Adjusted Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Ratio
Fiscal quarters ending 12/31/02 through 3/31/04	3.25 to 1.00
Fiscal quarters ending 6/30/04 through 3/31/05	3.00 to 1.00
Fiscal quarters ending 6/30/05 and thereafter	2.75 to 1.00

        SECTION 10.2    Minimum Fixed Charge Coverage Ratio:    As of any fiscal quarter end, permit the ratio of (a) the sum of (i) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date minus (ii) Capital Expenditures for such period to (b) Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than the corresponding ratio set forth below.

Period	Ratio
Fiscal quarters ending 12/31/02 through 12/31/03	1.25 to 1.00
Fiscal quarters ending 3/31/04 through 12/31/04	1.35 to 1.00
Fiscal quarters ending 3/31/05 and thereafter	1.50 to 1.00

        SECTION 10.3    Maximum Capital Expenditures.    Permit Capital Expenditures during any Fiscal Year to exceed an aggregate amount of Thirty-Five Million Dollars ($35,000,000). Notwithstanding the foregoing, the maximum amount of Capital Expenditures permitted by this Section 10.3 in any Fiscal Year shall be increased by an amount equal to the lesser of (a) $5,000,000 and (b) the excess of (i) the amount of Capital Expenditures that were permitted to be made under this Section 10.3 in the immediately preceding Fiscal Year (without giving effect to any carryover amount from prior Fiscal Years) over (ii) the amount of Capital Expenditures actually made during such preceding Fiscal Year.

ARTICLE XI

NEGATIVE COVENANTS

        Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower has not and will not and will not permit any of its Restricted Subsidiaries to:

        SECTION 11.1    Limitations on Debt.    Create, incur, assume or suffer to exist any Debt except:

        (a)    the Obligations (excluding Hedging Obligations permitted pursuant to Section 11.1(b));

        (b)    Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent.

        (c)   Debt existing on the Amendment and Restatement Closing Date and not otherwise permitted under this Section 11.1, as set forth on Schedule 7.1(t) and the renewal, refinancing, extensions and replacements (but not the increase in the aggregate principal amount) thereof;

        (d)   Debt of the Borrower and its Restricted Subsidiaries incurred in connection with Capitalized Leases in an aggregate amount not to exceed $25,000,000 on any date of determination;

        (e)   purchase money Debt of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $5,000,000 on any date of determination;

        (f)    Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

        (g)   other unsecured Debt in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

        (h)   Debt of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that if requested by the Administrative Agent any such loans and advances made by a Borrower or any other Restricted Subsidiary that are evidenced by a promissory note or other instrument shall be pledged pursuant to the Collateral Agreement;

        (i)    Guaranty Obligations with respect to Debt permitted pursuant to subsections (a) through (f) and subsection (j) of this Section 11.1 (provided that any Guaranty Obligation with respect to subsection (j) is subordinated at least to the same extent as the obligation guaranteed);

        (j)    Permitted Subordinated Debt; provided, that (A) no Default or Event of Default exists and is continuing or would be caused by the issuance of such Permitted Subordinated Debt and (B) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance with all covenants in this Agreement on a pro forma basis after giving effect to the issuance of such Permitted Subordinated Debt; and

        (k)   Unsecured Debt of DRS Technologies Canada Company in an aggregate amount not to exceed $15,000,000 (US Dollars) on any date of determination;

provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Restricted Subsidiary of the Borrower to make any payment to the Borrower or any of its Restricted Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

        SECTION 11.2    Limitations on Liens.    Create, incur, assume or suffer to exist any Lien on or with respect to any of its assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

        (a)   Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

        (b)   the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

        (c)   Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

        (d)   Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

        (e)   Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

        (f)    Liens not otherwise permitted by this Section 11.2 and in existence on the Amendment and Restatement Closing Date and described on Schedule 11.2;

        (g)   Liens securing Debt permitted under Sections 11.1(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired; and

        (h)   any Lien existing on any property or asset (other than properties or assets acquired pursuant to the Paravant Acquisition) prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date of consummation of the Paravant Tender Offer prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

        (i)    deposits to secure the performance of bids, trade contracts, obligations for utilities, leases, Bonding Obligations permitted pursuant to Section 11.14 and other obligations of a like nature (other than obligations for borrowed money or other Debt), in each case in the ordinary course of business.

        SECTION 11.3    Limitations on Loans, Advances, Investments and Acquisitions.    Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Restricted Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

        (a)   (i) investments in Restricted Subsidiaries existing on the Amendment and Restatement Closing Date, (ii) investments in Restricted Subsidiaries formed or acquired after the Amendment and Restatement Closing Date so long as the Borrower and its Restricted Subsidiaries comply with the applicable provisions of Section 9.11 and Section 11.3(d) and (iii) the other loans, advances and investments described on Schedule 11.3 existing on the Amendment and Restatement Closing Date;

        (b)   investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and (v) repurchase agreements with a Lender or a bank or trust company or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America (such investments described in items (i) through (v) above, "Cash Equivalents");

        (c)   the Paravant Acquisition; provided, that the Paravant Merger shall be subject to the conditions set forth in Section 11.4(d);

        (d)   investments by the Borrower or any Restricted Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (such acquisitions being, "Permitted Acquisitions"):

          (i)    the Person to be acquired shall be in a substantially similar line of business as the Borrower,

          (ii)   evidence of approval of the acquisition by the acquiree's board of directors or equivalent governing body or a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with the acquisition which evidences such approval shall be delivered to the Administrative Agent at the time the documents referred to in clause (vi) of this Section 11.3(d) are required to be delivered;

          (iii)  a description of the acquisition in the form customarily prepared by the Borrower shall have been delivered to the Administrative Agent and the Lenders prior to the consummation of the acquisition;

          (iv)  the Borrower or any Restricted Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby;

          (v)   the Borrower shall have demonstrated to the Administrative Agent (A) pro forma compliance (as of the date of the proposed acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) with each covenant contained in and in the manner set forth in, Article X, (B) a pro forma Asset Coverage Ratio (as of the date of the proposed acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) equal to or exceeding 1.00 to 1.00, (C) maintenance of at least $30,000,000 of availability under the Revolving Credit Facility both before and after giving effect to the proposed acquisition; and (D) a pro forma Adjusted Leverage Ratio (as of the date of the proposed acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) at least 0.25 below the applicable ratio set forth in Section 10.1, and no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition;

          (vi)  the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.11 to be delivered at the time required pursuant to Section 9.11 confirming that such Person is or will be a Subsidiary Guarantor hereunder, and its Subsidiary Guaranteed Obligations incurred in such capacity are secured by the Security Documents, said documents to include a favorable opinion of counsel to the Borrower acceptable to the Administrative Agent addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Person to be acquired and the acquisition in form and substance reasonably acceptable to the Administrative Agent;

          (vii) the aggregate amount of Permitted Acquisition Consideration (A) for any such acquisition (or series of related acquisitions) shall not exceed $75,000,000 payable in cash, Cash Equivalents or Debt and (B) for such acquisition, together with all other acquisitions consummated in the twelve-month period ending on the date of such acquisition shall not exceed $125,000,000 in the aggregate, regardless of the form of such Permitted Acquisition Consideration; provided that any Permitted Acquisition Consideration paid with respect to any acquisition consummated prior to the Amendment and Restatement Closing Date shall not count toward such $125,000,000 limit;

          (viii) the Person to be acquired shall demonstrate positive EBITDA for the most recent twelve (12) month period then ended, both prior to the acquisition and after giving effect thereto, by providing the Administrative Agent and Lenders copies of the most recent financial statements and projections, all in form and substance reasonably satisfactory to the Administrative Agent and Lenders; and

          (ix)  the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the proposed acquisition;

        (e)   Hedging Agreements permitted pursuant to Section 11.1;

        (f)    loans or advances made by the Borrower to any Restricted Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that any such loans and advances made by a Borrower or any Restricted Subsidiary that are evidenced by a promissory note or other instrument shall be pledged pursuant to the Collateral Agreement;

        (g)   investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

        (h)   investments made after the Amendment and Restatement Closing Date in joint ventures and other business entities (in each case that are not Subsidiaries of the Borrower) that are engaged in the same line or lines of business as the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $5,000,000;

        (i)    loans to employees of the Borrower and the Restricted Subsidiaries in their capacity as such, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

        (j)    any investment received as consideration, in whole or in part, for any asset sale otherwise permitted hereunder in an aggregate principal amount not to exceed $5,000,000; provided, that the promissory note issued to DRS Data Systems, Inc. in connection with the sale of certain assets thereof in an original principal amount of approximately $2,813,000 shall not be applied to reduce such $5,000,000 basket; and

        (k)   purchases of assets in the ordinary course of business.

        SECTION 11.4    Limitations on Mergers and Liquidation.    Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

        (a)   any Wholly-Owned Subsidiary of the Borrower may merge with the Borrower or any other Wholly-Owned Restricted Subsidiary of the Borrower; provided that (i) in any merger involving the Borrower, the Borrower shall be the surviving entity and (ii) in any merger involving a Restricted Subsidiary, the Restricted Subsidiary shall be the surviving entity;

        (b)   any Wholly-Owned Subsidiary of the Borrower may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition (and, in the case of any merger involving a Restricted Subsidiary, such Person is or becomes a Restricted Subsidiary);

        (c)   any Wholly-Owned Subsidiary of the Borrower may wind-up into the Borrower or any other Wholly-Owned Restricted Subsidiary of the Borrower; and

        (d)   the Paravant Merger; provided, that prior to or upon the consummation thereof:

          (i)    Conditions to Paravant Merger.    Each of the conditions to the consummation of the Paravant Merger shall have been satisfied or waived (with the consent of the Administrative Agent, such consent not to be unreasonably withheld);

          (ii)   No Event of Default.    No Default or Event of Default shall have occurred and be continuing or would be in existence after giving effect to the consummation of the Paravant Merger;

          (iii)  No Material Adverse Change.    The Administrative Agent shall be satisfied that no material adverse change has occurred in the business, properties, prospects, operations or condition (financial or otherwise) of (A) the Borrower and its Subsidiaries, taken as a whole, or (B) Paravant and its Subsidiaries, taken as a whole; and

          (iv)  Representations and Warranties.    The representations and warranties contained in Article VII and in the other Loan Documents shall be true and correct on and as of the date of consummation of the Paravant Merger and after giving effect to the Paravant Merger, in each case with the same effect as if made on and as of such date.

        SECTION 11.5    Limitations on Sale of Assets.    Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

        (a)   the sale of inventory in the ordinary course of business;

        (b)   the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

        (c)   the transfer of assets to the Borrower or any Restricted Subsidiary of the Borrower pursuant to Section 11.4 (c);

        (d)   the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

        (e)   the sale of DRS Data Systems, Inc.;

        (f)    the sale of DRS Advanced Programs, Inc.; and

        (g)   the sale, transfer and other disposition of assets of the Borrower or its Restricted Subsidiaries (other than less than 100% of the equity ownership interest in a Subsidiary) that are not permitted by any other clause of this Section 11.5; provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) in the aggregate shall not exceed $25,000,000 in a Fiscal Year; provided, that such fair market value shall be determined without regard to any earnout or other contingent payments based on the financial performance or other results of the assets sold and (ii) the Borrower or applicable Restricted Subsidiary complies with the provisions of Section 4.4(b).

        SECTION 11.6    Limitations on Dividends and Distributions.    Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:

        (a)   the Borrower or any Restricted Subsidiary may pay dividends in shares of its own capital stock;

        (b)   any Restricted Subsidiary may pay cash dividends to the Borrower;

        (c)   the Borrower or any Restricted Subsidiary may make any distribution (whether direct or indirect and whether in the form of cash, property, securities or otherwise) to shareholders, employees or other permitted distributees under Borrower's 1996 Omnibus Plan and other benefit or retirement plans maintained and created by the Borrower, its Restricted Subsidiaries and its Affiliates; and

        (d)   the Borrower and its Subsidiaries may pay the cash consideration payable in the Paravant Tender Offer and the cash consideration payable in the Paravant Merger (including any payments in respect of appraisal rights).

        SECTION 11.7    Limitations on Exchange and Issuance of Capital Stock.    Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, except for any class or series of capital stock that is not required to be redeemed or repurchased prior to the date which is one (1) year and one (1) day following the Term Loan Maturity Date.

        SECTION 11.8    Transactions with Affiliates.    Except for transactions permitted by Sections 11.6, 11.7 and 11.3 and those listed on Schedule 11.8, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are (i) fully disclosed to and approved in writing by (A) the Administrative Agent; provided, that the aggregate of all such transactions approved by the Administrative Agent does not exceed $5,000,000, or (B) the Required Lenders, if the aggregate of all such transactions exceeds $5,000,000, prior to the consummation thereof and (ii) no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.

        SECTION 11.9    Certain Accounting Changes; Organizational Documents.    (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse in any respect to the rights or interests of the Lenders.

        SECTION 11.10    Amendments; Payments and Prepayments of Subordinated Debt.    Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

        SECTION 11.11    Amendments, Consents and Waivers under the Sensors Purchase Agreement or Paravant Acquisition Documents.    Materially amend, modify, waive (or permit the material amendment, modification of or waiver of) any of the terms or provisions of (a) the Sensors Purchase Agreement, (b) the offer to purchase filed in connection with the Paravant Tender Offer or (c) the Paravant Merger Agreement, in each case, without the prior written approval of the Administrative Agent and Required Lenders, which shall not be unreasonably withheld. Notwithstanding Section 2.2 of the Paravant Merger Agreement, the Borrower will not agree to any Closing Date (as defined therein) later than the second Business Day following satisfaction of the closing conditions set forth in Article VII of the Paravant Merger Agreement as in effect on the date hereof without the consent of the Administrative Agent.

        SECTION 11.12    Restrictive Agreements.

        (a)   Enter into any Debt which (i) contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X, or XI hereof, or (ii) restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt (excluding the Permitted Subordinated Debt solely for the purposes of this Section 11.12(a)(ii) so long as such Permitted Subordinated Debt does not restrict, limit or otherwise encumber the ability of the Borrower or any Restricted Subsidiary to incur Liens in favor of the Administrative Agent or any Lender).

        (b)   Enter into or permit to exist any agreement which impairs or limits the ability of any Restricted Subsidiary of the Borrower to pay dividends to the Borrower.

        SECTION 11.13    Nature of Business.    Alter in any material respect the character or conduct of the business conducted by the Borrower and its Restricted Subsidiaries as of the Amendment and Restatement Closing Date.

        SECTION 11.14    Limitation on Bonding Obligations.    Create, incur, assume or suffer to exist Bonding Obligations in an aggregate amount in excess of $5,000,000 outstanding at any time during the term hereof.

        SECTION 11.15    Impairment of Security Interests.    Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent for the ratable benefit of itself and the Lenders with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 11.2 and asset sales permitted under Section 11.5.

ARTICLE XII

DEFAULT AND REMEDIES

        SECTION 12.1    Events of Default.    Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

        (a)    Default in Payment of Principal of Loans and Reimbursement Obligations.    The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

        (b)    Other Payment Default.    The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation and such default shall continue for a period of three (3) Business Days.

        (c)    Misrepresentation.    Any representation or warranty made or deemed to be made by the Borrower or any of its Restricted Subsidiaries under this Agreement, any other Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

        (d)    Default in Performance of Certain Covenants.    The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2, 8.4(b), (c) or (d) or 8.5(e)(i) or Articles X or XI of this Agreement.

        (e)    Default in Performance of Other Covenants and Conditions.    The Borrower or any Restricted Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

        (f)    Hedging Agreement.    The Borrower or any of its Restricted Subsidiaries shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement or permits any counterparty to such Hedging Agreement to terminate any such Hedging Agreement.

        (g)    Debt Cross-Default.    The Borrower or any of its Restricted Subsidiaries shall (i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $5,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $5,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

        (h)    Other Cross-Defaults.    The Borrower or any of its Restricted Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract (including, without limitation, the Paravant Merger Agreement), which such default, either individually, or in the aggregate with all other outstanding defaults under other Material Contracts (including, for purposes hereof, the effect of termination of any other Material Contracts that could reasonably be expected to be terminated as a result of such existing default or defaults), could reasonably be expected to have a Material Adverse Effect.

        (i)    Change in Control.    Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the common stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $5,000,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a "Change in Control").

        (j)    Voluntary Bankruptcy Proceeding.    The Borrower or any Restricted Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) be generally unable to, or admit in writing its inability to, pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

        (k)    Involuntary Bankruptcy Proceeding.    A case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Restricted Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

        (l)    Failure of Agreements.    Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any Restricted Subsidiary party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

        (m)    Termination Event.    Except where the failure to do so could not reasonably be expected to create a Material Adverse Effect, the occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability.

        (n)    Judgment.    A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $5,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Restricted Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

        (o)    Environmental.    Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Restricted Subsidiaries; the Borrower and its Restricted Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

        (p)    Government Contracts.    Any of the Borrower, its Restricted Subsidiaries or its Affiliates, (i) is debarred or suspended by any Governmental Authority, or has been issued a notice of proposed debarment or notice of proposed suspension by any Governmental Authority; (ii) is the subject of an investigation by any Governmental Authority (other than a normal and customary review) involving or possibly involving fraud or willful misconduct which could reasonably be expected to result in criminal liability, civil liability or expense in excess of $250,000, suspension, debarment or any other adverse administrative action; and (iii) is a party to any Material Contract with any Governmental Authority which has been actually terminated due to the Borrower's, such Restricted Subsidiary's or such Affiliate's alleged fraud or willful misconduct.

        SECTION 12.2    Remedies.    Upon the occurrence of an Event of Default (which such Event of Default has not previously been cured or waived in accordance with Section 14.11), with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

        (a)    Acceleration; Termination of Facilities.    Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

        (b)    Letters of Credit.    With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired Dollar Equivalent amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

        (c)    Rights of Collection.    Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

        SECTION 12.3    Rights and Remedies Cumulative; Non-Waiver; etc.    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

        SECTION 13.1    Appointment.    Each of the Lenders hereby irrevocably designates and appoints Wachovia as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wachovia, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XIII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender. In performing its functions and duties under this Agreement and each of the other Loan Documents or in connection with them and in respect of anything relating to them, the Administrative Agent shall act solely as the administrative agent of (but not as trustee for (except to the extent specifically required pursuant to the Security Documents)) the Lenders, and the Administrative Agent shall not have any fiduciary duty towards any Person (except as expressly referred to above) or be under any obligation other than those expressly provided for in this Agreement and any of the other Loan Documents.

        The Administrative Agent shall not in any way whatsoever assume, nor shall it be deemed to have assumed, any obligation as agent of or trustee for, or any relationship of agency or trust with or for, the Borrower or any Subsidiary thereof.

        SECTION 13.2    Delegation of Duties.    The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

        SECTION 13.3    Exculpatory Provisions.    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

        SECTION 13.4    Reliance by the Administrative Agent.    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 14.10. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

        SECTION 13.5    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

        SECTION 13.6    Non-Reliance on the Administrative Agent and Other Lenders.    Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

        SECTION 13.7    Indemnification.    The Lenders severally agree to indemnify the Administrative Agent in its capacity as such and (to the extent that the Administrative Agent shall be entitled to be, and shall not have been, reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Revolving Credit Commitment Percentages and/or applicable Term Loan Percentages, as applicable, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

        SECTION 13.8    The Administrative Agent in Its Individual Capacity.    The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

        SECTION 13.9    Resignation of the Administrative Agent; Successor Administrative Agent.    Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving thirty (30) days notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000 and (so long as no Default or Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent's giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000 and be reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 13.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

        SECTION 13.10    Trustee Powers.    Except as otherwise expressly provided in this Agreement and any of the other Loan Documents, in its capacity as trustee under certain of the Security Documents the Administrative Agent shall have:

  (a)
  the benefit of all the provisions in this Article XIII and all other agency, indemnification and exculpatory provisions set forth in any other Loan Documents;

  (b)
  all the powers of an absolute owner of the Lien constituted by such Security Documents;

  (c)
  the power of appointing new and/or additional trustees; and

  (d)
  all the powers and discretions conferred on trustees by the Trustee Act 1925 of the laws of England (to the extent not inconsistent with this Agreement and the other Loan Documents) and on the Administrative Agent by this Agreement and the other Loan Documents (including without limitation the power to invest all monies which are received by the Administrative Agent under the trusts contained in such Security Documents in its name or under its control in any investment for the time being authorized by United States, English or other applicable law for the investment by trustees of trust money or in any other investments which may be selected by the Administrative Agent). Additionally, the Administrative Agent shall have the power to place such monies on deposit in its name or under its control at such bank or institution (including at the Administrative Agent) and on such terms as the Administrative Agent may determine.

        SECTION 13.11    Documentation and Syndication Agent.    The Documentation and Syndication Agents, in their respective capacities as documentation and syndication agents, shall have no duties or responsibilities under this Agreement or any other Loan Document.

ARTICLE XIV

MISCELLANEOUS

        SECTION 14.1    Notices.

        (a)    Method of Communication.    Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

        (b)    Addresses for Notices.    Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	DRS Technologies, Inc.
Corporate Headquarters
5 Sylvan Way
Parsippany, New Jersey 07054
Attention: Richard Schneider, Executive Vice-President
Telephone No.: (973) 898-6021
Telecopy No.: (973) 898-0952
If to Wachovia as Administrative Agent:
Wachovia Bank, National Association
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288
If to any Lender:	To the address set forth in the Register

        (c)    Administrative Agent's Office.    The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

        SECTION 14.2    Expenses; Indemnity.    The Borrower will (a) pay all reasonable out-of-pocket expenses of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel for the Administrative Agent, (b) after the occurrence and during the continuance of an Event of Default, pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facility including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Security Document, enforcing any Obligations of or collecting any payments due from the Borrower or any Subsidiary Guarantor by reason of an Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty Agreement, consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

        SECTION 14.3    Set-off.    In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 14.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 12.2 and although such Obligations shall be contingent or unmatured. Notwithstanding the preceding sentence, each Lender agrees to notify within three (3) Business Days the Borrower and the Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

        SECTION 14.4    Governing Law.    This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to the conflicts of law provisions of such state.

        SECTION 14.5    Jurisdiction and Venue.

        (a)    Jurisdiction.    The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in New York, New York (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 14.1. Nothing in this Section 14.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

        (b)    Venue.    The Borrower hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document ("Disputes") or the rights and obligations of the parties hereunder or thereunder. The Borrower irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

        SECTION 14.6    Waiver of Jury Trial.

  (a)
  [Reserved]

        (b)    Jury Trial.    THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

        (c)    Preservation of Certain Remedies.    Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

        SECTION 14.7    Reversal of Payments.    To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or otherwise required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause (whether by demand, settlement, litigation or otherwise), then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

        SECTION 14.8    Injunctive Relief; Punitive Damages.

        (a)   The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

        (b)   The Administrative Agent, the Lenders and the Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

        SECTION 14.9    Accounting Matters.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance therewith.

        SECTION 14.10    Successors and Assigns; Participations.

        (a)    Benefit of Agreement.    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted such assignment or transfer without such consent shall be null and void).

        (b)    Assignment by Lenders.    Each Lender may, in the ordinary course of its business and in accordance with Applicable Law, sell or assign to any Lender, any Affiliate of a Lender or in the case of the Term Loans any Approved Fund and with the consent of the Borrower (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Administrative Agent, which consents shall not be unreasonably withheld or delayed, assign to one or more other Eligible Assignees (any of the forgoing assignees or purchasers, a "Purchasing Lender") all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:

          (i)    each such assignment shall be of a constant, and not a varying, percentage of the Revolving Credit Commitment and/or the Term Loan Commitment, as applicable, of the assigning Lender's rights and obligations under this Agreement;

          (ii)   if less than all of the assigning Lender's Revolving Credit Commitment or Term Loan Commitment, as applicable, is to be assigned, the Commitment so assigned shall not be less than $5,000,000 with respect to the Revolving Credit Facility and $1,000,000 with respect to the Term Loan Facility (or otherwise agreed by the Administrative Agent and Borrower), unless such sale or assignment is made to an existing Lender, to an Affiliate thereof, or (with respect to any Term Loan) to an Approved Fund, in which case no minimum amount shall apply;

          (iii)  the Purchasing Lender shall have delivered to the Administrative Agent all United States Internal Revenue Service Forms required pursuant to Section 5.11(e) and all of the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance substantially in the form of Exhibit G attached hereto (an "Assignment and Acceptance"), together with (to the extent requested by any Purchasing Lender) any Note or Notes subject to such assignment;

          (iv)  no assignment of a Revolving Credit Commitment, or participation in L/C Obligations or Swingline Loans shall be made without the prior written consent of the Administrative Agent, the Swingline Lender, the Issuing Lender and (so long as no Default or Event of Default has occurred and is continuing) the Borrower (which consents shall not be unreasonably withheld);

          (v)   where consent of the Borrower to an assignment to a Purchasing Lender is required hereunder (including consent to an assignment to an Approved Fund), the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

          (vi)  such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

          (vii) the assigning Lender shall pay to the Administrative Agent an assignment fee of $2,500 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof; and provided further that, in any case of contemporaneous assignments by a Lender (including a group of affiliated Lenders that are funds managed by the same investment advisor) to a single assignee or more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single $2,500 fee shall be payable for all such contemporaneous assignments.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof (unless otherwise agreed to by the Administrative Agent), (A) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

        (c)    Rights and Duties Upon Assignment.    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Purchasing Lender thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

        (d)    Register.    The Administrative Agent shall maintain a copy of each Assignment and Acceptance and each Lender Addition and Acknowledgment delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (e)    Issuance of New Notes.    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and a Purchasing Lender together with any Note or Notes (if applicable) subject to such assignment and (if applicable) the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

    (i)
    accept such Assignment and Acceptance;

    (ii)
    record the information contained therein in the Register;

    (iii)
    give prompt notice thereof to the Lenders and the Borrower; and

    (iv)
    promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Purchasing Lender (to the extent requested thereby) in amounts equal to the Revolving Credit Commitment and/or Term Loan Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender (to the extent requested thereby) in an amount equal to the Revolving Credit Commitment and/or Term Loan Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower. Notwithstanding anything in this Agreement to the contrary, any Lender which has not been issued a Note or Notes hereunder may at any time deliver a written request for a Note or Notes to the Administrative Agent and Borrower. Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, a Note or Notes (as applicable) to the order of such Lender in amounts equal to the Revolving Credit Commitment and/or Term Loan Commitment of such Lender. Upon receipt thereby, the Administrative Agent shall promptly deliver such Note or Notes to such Lender.

        (f)    Participations.    Each Lender may, without notice to or the consent of the Borrower or the Administrative Agent, in the ordinary course of its commercial banking business and in accordance with Applicable Law, sell participations to one or more banks or other entities (any such bank or other entity, a "Participant") in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

          (i)    such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitment and/or Term Loan Commitment, as applicable) shall remain unchanged;

          (ii)   such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

          (iii)  such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

          (iv)  the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

          (v)   such Lender shall not permit such Participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Revolving Credit Commitment and/or Term Loan Commitment of such Lender, reduce the amount of any fees to which such Participant is entitled, extend any scheduled payment date for principal of or interest on any Loan or any fee or Reimbursement Obligation or, except as expressly contemplated hereby or thereby, release substantially all of the Collateral or release any Subsidiary Guarantor (except as expressly contemplated hereby); and

          (vi)  any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Loans or the Notes under the blue sky law of any state.

        The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11 and Section 14.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.10; provided that a Participant shall not be entitled to receive any greater payment under Section 5.7, Section 5.8, Section 5.9, Section 5.10, and Section 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent and such Participant shall have delivered to the Administrative Agent all United States Internal Revenue Service Forms required pursuant to Section 5.11(e).

        (g)    Disclosure of Information; Confidentiality.    The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent) in accordance with their customary procedures for handling confidential information; provided, that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Administrative Agent or any Lender may disclose any such information to the extent such disclosure is (i) required by law or requested or required pursuant to any legal process, (ii) requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including, without limitation, the National Association of Insurance Commissioners) or (iii) used in any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting any of its claims, rights, remedies or interests under or in connection with the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent). Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 14.10, disclose to the Purchasing Lender, proposed Purchasing Lender, Participant, proposed Participant, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such Purchasing Lender, proposed Purchasing Lender, Participant, proposed Participant, contractual counterparty or professional advisor shall agree to be bound by the provisions of this Section 14.10(g).

        (h)    Certain Pledges or Assignments.    Any Lender may at any time pledge or assign or grant a security interest in, all or any portion of its rights under this Agreement or any other Loan Document to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        SECTION 14.11    Amendments, Waivers and Consents.    Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

          (a)   (i) increase the Revolving Credit Commitment of any Lender, (ii) reduce the rate of, or forgive any, interest payable on any Revolving Credit Loan or Reimbursement Obligation, or any fees, (iii) reduce or forgive the principal amount of any Revolving Credit Loan or Reimbursement Obligation, (iv) extend the originally scheduled time or times of payment of the principal of any Revolving Credit Loan or Reimbursement Obligation or the time or times of payment of interest on any Revolving Credit Loan or Reimbursement Obligation or any fee or commission with respect hereto, (v) permit any subordination of the principal or interest on any Revolving Credit Loan or Reimbursement Obligation or (vi) extend the time of the obligation of the Revolving Credit Commitment Lenders to make or issue or participate in Letters of Credit or Swingline Loans, in any case, without the written consent of each Lender holding Revolving Credit Loans or a Revolving Credit Commitment;

          (b)   (i) except as otherwise provided in Section 4.6, increase the Term Loan Commitment of any Lender, (ii) reduce the rate of, or forgive any, interest payable on any Term Loan, or any fees, (iii) reduce or forgive the principal amount of any Term Loan, (iv) permit any subordination of the principal or interest on, or any Lien securing, any Term Loan or (v) extend the originally scheduled time or times of payment of the principal of any Term Loan or the time or times of payment of interest on any Term Loan or any fee or commission with respect thereto, in any case, without the written consent of each Lender holding a Term Loan or a Term Loan Commitment;

          (c)   release any material portion of the Collateral or release any Security Document or release any Subsidiary Guarantor (other than in connection with the redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 9.11, with a sale of assets permitted pursuant to Section 11.5, or as otherwise specifically permitted in this Agreement or the applicable Security Document), amend the provisions of this Section 14.11, or amend the definition or percentage of Required Lenders or amend the definition, or any percentage therein, of Borrowing Base without the written consent of each Lender; or

          (d)   release any Borrower from all or any material portion of the Obligations (other than Hedging Obligations) hereunder or under any other Loan Document or permit any assignment (other than as specifically permitted or contemplated in this Agreement or any other Loan Document) of any Borrower's rights and obligations hereunder or under any other Loan Document without the written consent of each Lender.

In addition, no amendment, waiver or consent to the provisions of (a) Article XIII shall be made without the written consent of the Administrative Agent and (b) Article III without the written consent of the Issuing Lender.

        SECTION 14.12    Performance of Duties.    The Borrower's obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.

        SECTION 14.13    [Reserved].

        SECTION 14.14    All Powers Coupled with Interest.    All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement (including, without limitation, Sections 5.8, 5.9, 5.10, 9.7 and 14.2) or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

        SECTION 14.15    Survival of Indemnities.    Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

        SECTION 14.16    Titles and Captions.    Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

        SECTION 14.17    Severability of Provisions.    Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 14.18    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

        SECTION 14.19    Term of Agreement.    This Agreement shall remain in effect from the Amendment and Restatement Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lenders' Commitments. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

        SECTION 14.20    Advice of Counsel.    Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

        SECTION 14.21    No Strict Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        SECTION 14.22    Inconsistencies with Other Documents; Independent Effect of Covenants.

          (a)   In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

          (b)   This Agreement constitutes an amendment and restatement of the Original Credit Agreement, as amended by the Prior Amendments, effective from and after the Amendment and Restatement Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any Debt or other obligations owing to the Lenders or the Administrative Agent under the Original Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Amendment and Restatement Closing Date, the credit facilities described in the Original Credit Agreement, as amended by the Prior Amendments, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Original Credit Agreement, as amended by the Prior Amendments, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Amendment and Restatement Closing Date, reflect the Commitments of the Lenders hereunder.

          (c)   The Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X and XI hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X and XI if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles IX, X, or XI.

[Signature pages to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]	DRS TECHNOLOGIES, INC., as Borrower
By:

Name:

Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, on behalf of itself and the Lenders
By:

Name:

Title:

Acknowledged and Agreed by the Subsidiary Guarantors:

[CORPORATE SEAL]	DRS TECHNOLOGIES CANADA, INC.
DRS INTERNATIONAL, INC.
DRS COMMUNICATIONS COMPANY, LLC
        By: DRS Technologies, Inc., its Sole
                Member and Manager
DRS INFRARED TECHNOLOGIES, LP
        By: DRS FPA, Inc., its General Partner
DRS FPA, INC.
as Subsidiary Guarantors
By:	Name: Mark S. Newman Title: President
[CORPORATE SEAL]	DRS ELECTRONIC SYSTEMS, INC.
DRS TECHNICAL SERVICES, INC.
LAUREL TECHNOLOGIES PARTNERSHIP
        By: DRS Systems Management Corporation, a
                General Partner
DRS SURVEILLANCE SUPPORT SYSTEMS, INC.
DRS SYSTEMS MANAGEMENT CORPORATION
NAI TECHNOLOGIES, INC.
DRS POWER AND CONTROL TECHNOLOGIES, INC.
as Subsidiary Guarantors
By:	Name: Terrence L. DeRosa Title: President
[CORPORATE SEAL]	LAUREL TECHNOLOGIES PARTNERSHIP
By: Sunburst Management Corporation, a General Partner
By:	Name: Kim Kunkle Title: President

[CORPORATE SEAL]	DRS PHOTRONICS, INC.
DRS PRECISION ECHO, INC. DRS UNMANNED TECHNOLOGIES, INC. as Subsidiary Guarantors
By:	Name: Paul G. Casner, Jr. Title: President
[CORPORATE SEAL]	DRS OPTRONICS, INC.
DRS SENSOR SYSTEMS, INC. DRS SENSORS & TARGETING SYSTEMS, INC. DRS NYTECH IMAGING SYSTEMS, INC. as Subsidiary Guarantors
By:	Name: Fred Marion Title: President
[CORPORATE SEAL]	DRS DATA SYSTEMS, INC., as Subsidiary Guarantor
By:	Name: Rich Schneider Title: President
[CORPORATE SEAL]	DRS SYSTEMS, INC., as Subsidiary Guarantor
By:	Name: Robert Russo Title: President

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TABLE OF CONTENTS
STATEMENT OF PURPOSE
ARTICLE I DEFINITIONS
ARTICLE II
REVOLVING CREDIT FACILITY
ARTICLE III LETTER OF CREDIT FACILITY
ARTICLE IV TERM LOAN FACILITY
ARTICLE V
GENERAL LOAN PROVISIONS
ARTICLE VI CLOSING; CONDITIONS OF CLOSING AND BORROWING
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE BORROWER
ARTICLE VIII FINANCIAL INFORMATION AND NOTICES
ARTICLE IX AFFIRMATIVE COVENANTS
ARTICLE X FINANCIAL COVENANTS
ARTICLE XI NEGATIVE COVENANTS
ARTICLE XII DEFAULT AND REMEDIES
ARTICLE XIII THE ADMINISTRATIVE AGENT
ARTICLE XIV MISCELLANEOUS